Exhibit 99.2
Explanatory Note
The outbreak of COVID-19 has resulted in an unprecedented global response to contain the spread of the disease. These global efforts have resulted in travel restrictions and created significant uncertainty regarding worldwide port closures and availability. As part of the global containment effort, the Company previously announced a voluntary suspension of its global cruise operations from March 13 through at least June 11, 2020. Continued disruptions to travel and port operations in various regions may result in further suspensions. These recent developments have had a significant impact on our operations and liquidity subsequent to the issuance of our Form 10-K on February 25, 2020. As a result of these effects, Note 1. General and Note 22. Events Subsequent to Original Issuance of Financial Statements to the financial statements as well as the report of our Independent Registered Public Accounting Firm set forth in this Exhibit 99.2 have been updated from the footnotes and the report of our Independent Registered Public Accounting Firm to the financial statements to our Annual Report on Form 10-K for the year ended December 31, 2019. No other changes, modifications or updates have been made to the 2019 financial statements. The 2019 financial statements do not reflect events that may have occurred after the original filing date except as noted above. Revisions are highlighted in blue font.

ROYAL CARIBBEAN CRUISES LTD.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Royal Caribbean Cruises Ltd.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of Royal Caribbean Cruises Ltd. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive income (loss), of shareholders' equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.
Basis for Opinions
The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company's 2019 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
Emphasis of Matter
As discussed in Note 1 to the consolidated financial statements, effective March 13, 2020, the Company suspended its global cruise operations in response to COVID-19. The Company currently expects to begin sailings in mid-summer 2020, however, if the ban on cruising is extended beyond the third quarter of 2020, the ban will have a material adverse impact on the Company’s current and forecasted liquidity levels. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 1.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Ship Accounting
As described in Notes 2 and 7 to the consolidated financial statements, the Company had vessels with a net book value of approximately $22.7 billion recorded in its financial statements as of December 31, 2019, with capitalized ship improvement costs of approximately $538 million for the year then ended. Ship improvement costs that add value are capitalized, the useful life of the improvement is estimated, and the replaced asset is disposed of on a net cost basis. Any such improvements are depreciated over the shorter of the improvements' estimated useful lives or that of the associated ship. Accounting estimates related to ship accounting and determinations of ship improvements costs to be capitalized require considerable judgment and are inherently uncertain. Vessels are stated at cost less accumulated depreciation and amortization and depreciation is calculated using the straight-line method over the estimated useful life of the vessels. Management considers the costs and estimates of the useful lives of the ships’ component assets, which are categorized into major component systems, such as the hull, superstructure, main electric, engines and cabins, to determine the estimated weighted-average useful life of a vessel. An assessment of cost allocation methodology is performed at the component level, in order to support the estimated weighted-average useful life and residual values, as well as determine the net cost basis of assets being replaced. Management reviews estimated useful lives and residual values periodically for ongoing reasonableness, and where a trigger for change is identified, a review of the estimate is completed. In the fourth quarter of 2019, the Company invested approximately $170 million of upgrades to its Oasis of the Seas ship under their ship upgrade program. Based on the expected impact of these enhancements, as well as planned future investments and upgrades in the balance of the Oasis class of ships, management now estimates that certain ship components and the overall life of the Oasis class of ships will be extended longer than those previously estimated. In determining the change in estimated useful life and residual value, management utilized quantitative and qualitative analyses, including historical and projected usage patterns, industry benchmarks, planned maintenance programs and projected operational and financial performance of the class.
The principal considerations for our determination that performing procedures relating to ship accounting is a critical audit matter are the significant judgments by management when determining (i) whether ship improvement costs add value to the Company’s ships and are capitalizable; (ii) the related useful life assigned to these ship improvement costs; (iii) the estimated net cost basis of the associated assets being replaced; and (iv) whether changes to estimated weighted-average useful lives and residual values are necessary. This in turn led to significant auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence relating to capitalized ship improvement costs; the estimated useful lives of ship improvement costs; the estimated net cost basis of assets replaced; and management's assessment of the weighted-average useful lives and residual values. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the audit evidence obtained.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of management’s controls relating to ship improvement costs, including the assessment of the capitalization of ship improvement costs, the estimated useful lives and net cost basis of the assets being replaced and management’s reassessment of the estimated useful lives and residual values for the Oasis class ships during 2019. These procedures also included, among others, for a sample of ship improvement costs; (i) evaluating whether the costs capitalized add value to a ship; (ii) evaluating the reasonableness of the assigned estimated useful lives; and (iii) evaluating the reasonableness of the estimated net cost basis of the assets being replaced. Further, for management’s reassessment of estimated useful life and residual value of the Oasis class of ships, the procedures included (i) evaluating the reasonableness of the 35 year useful life and 10% residual value assigned to the Oasis class ships, considering management’s historical experience with similarly built ships, as well as consideration of anticipated technology and market changes (ii) evaluating the reasonableness of the changes in the estimated useful lives and residual values at the component asset level, and (iii) evaluating the feasibility of management’s intended use of the Oasis class of ships. The evaluation of the feasibility of management's intended use included assessing the (i) historical and projected use patterns (ii) consistency of planned refurbishments and maintenance with current program (iii) consistency of projected forecasts with past performance and (iv) consistency with industry external data. Professionals with specialized skill and knowledge were used to assist in evaluating the appropriateness of the estimated useful lives of the ship improvements and the estimated useful life and residual value of the Oasis class of ships.

/s/ PricewaterhouseCoopers LLP
Miami, Florida
February 25, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Company’s evaluation of the effects of COVID-19 discussed in Note 1 under Management’s Plan and Liquidity, and the Events Subsequent to Original Issuance of Financial Statements discussed in Note 22, as to which the date is May 13, 2020
We have served as the Company’s auditor since at least 1989, which includes periods before the Company became subject to SEC reporting requirements. We have not been able to determine the specific year we began serving as auditor of the Company.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2019	2018	2017
	(in thousands, except per share data)
Passenger ticket revenues	$7,857,057	$6,792,716	$6,313,170
Onboard and other revenues	3,093,604	2,701,133	2,464,675
Total revenues	10,950,661	9,493,849	8,777,845
Cruise operating expenses:
Commissions, transportation and other	1,656,297	1,433,739	1,363,170
Onboard and other	639,782	537,355	495,552
Payroll and related	1,079,121	924,985	852,990
Food	583,905	520,909	492,857
Fuel	697,962	710,617	681,118
Other operating	1,405,698	1,134,602	1,010,892
Total cruise operating expenses	6,062,765	5,262,207	4,896,579
Marketing, selling and administrative expenses	1,559,253	1,303,144	1,186,016
Depreciation and amortization expenses	1,245,942	1,033,697	951,194
Operating Income	2,082,701	1,894,801	1,744,056
Other income (expense):
Interest income	26,945	32,800	30,101
Interest expense, net of interest capitalized	(408,513)	(333,672)	(299,982)
Equity investment income	230,980	210,756	156,247
Other (expense) income	(24,513)	11,107	(5,289)
	(175,101)	(79,009)	(118,923)
Net Income	1,907,600	1,815,792	1,625,133
Less: Net Income attributable to noncontrolling interest	28,713	4,750	—
Net Income attributable to Royal Caribbean Cruises Ltd.	$1,878,887	$1,811,042	$1,625,133
Earnings per Share:
Basic	$8.97	$8.60	$7.57
Diluted	$8.95	$8.56	$7.53
Comprehensive Income (Loss)
Net Income	$1,907,600	$1,815,792	$1,625,133
Other comprehensive (loss) income:
Foreign currency translation adjustments	869	(14,251)	17,307
Change in defined benefit plans	(19,535)	7,643	(5,583)
(Loss) gain on cash flow derivative hedges	(151,313)	(286,861)	570,495
Total other comprehensive (loss) income	(169,979)	(293,469)	582,219
Comprehensive Income	$1,737,621	$1,522,323	$2,207,352
Less: Comprehensive Income attributable to noncontrolling interest	28,713	4,750	—
Comprehensive Income attributable to Royal Caribbean Cruises Ltd.	$1,708,908	$1,517,573	$2,207,352
___________________________________________________________________

The accompanying notes are an integral part of these consolidated financial statements.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2019	2018
	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$243,738	$287,852
Trade and other receivables, net	305,821	324,507
Inventories	162,107	153,573
Prepaid expenses and other assets	429,211	456,547
Derivative financial instruments	21,751	19,565
Total current assets	1,162,628	1,242,044
Property and equipment, net	25,466,808	23,466,163
Operating lease right-of-use assets	687,555	—
Goodwill	1,385,644	1,378,353
Other assets	1,617,649	1,611,710
Total assets	$30,320,284	$27,698,270
Liabilities, redeemable noncontrolling interest and shareholders' equity
Current liabilities
Current portion of long-term debt	$1,186,586	$1,646,841
Commercial paper	1,434,180	775,488
Current portion of operating lease liabilities	96,976	—
Accounts payable	563,706	488,212
Accrued interest	70,090	74,550
Accrued expenses and other liabilities	1,078,345	899,761
Derivative financial instruments	94,875	78,476
Customer deposits	3,428,138	3,148,837
Total current liabilities	7,952,896	7,112,165
Long-term debt	8,414,110	8,355,370
Long-term operating lease liabilities	601,641	—
Other long-term liabilities	617,810	583,254
Total liabilities	17,586,457	16,050,789
Commitments and contingencies (Note 19)
Redeemable noncontrolling interest	569,981	542,020
Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 236,547,842 and 235,847,683 shares issued, December 31, 2019 and December 31, 2018, respectively)	2,365	2,358
Paid-in capital	3,493,959	3,420,900
Retained earnings	11,523,326	10,263,282
Accumulated other comprehensive loss	(797,713)	(627,734)
Treasury stock (27,746,848 and 26,830,765 common shares at cost, December 31, 2019 and December 31, 2018, respectively)	(2,058,091)	(1,953,345)
Total shareholders' equity	12,163,846	11,105,461
Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$30,320,284	$27,698,270

The accompanying notes are an integral part of these consolidated financial statements.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018	2017
	(in thousands)
Operating Activities
Net Income	$1,907,600	$1,815,792	$1,625,133
Adjustments:
Depreciation and amortization	1,245,942	1,033,697	951,194
Impairment losses	—	33,651	—
Net deferred income tax expense (benefit)	7,745	(2,679)	1,730
(Gain) loss on derivative instruments not designated as hedges	(1,431)	61,148	(61,704)
Share-based compensation expense	75,930	46,061	69,459
Equity investment income	(230,980)	(210,756)	(156,247)
Amortization of debt issuance costs	31,991	41,978	45,943
Amortization of commercial paper notes discount	31,263	10,652	—
Loss on extinguishment of debt	6,326	—	—
Change in fair value of contingent consideration	18,400	—	—
Gain on sale of property and equipment	—	—	(30,902)
Gain on sale of unconsolidated affiliate	—	(13,680)	—
Recognition of deferred gain	—	(21,794)	—
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(9,898)	(9,573)	(32,043)
(Increase) decrease in inventories	(8,533)	(23,849)	2,424
Decrease (increase) in prepaid expenses and other assets	15,669	(71,770)	20,859
Increase in accounts payable	75,281	91,737	36,780
(Decrease) increase in accrued interest	(4,460)	18,773	1,303
Increase in accrued expenses and other liabilities	96,490	42,937	34,215
Increase in customer deposits	280,139	385,990	274,705
Dividends received from unconsolidated affiliates	150,177	243,101	109,677
Other, net	28,715	7,723	(17,960)
Net cash provided by operating activities	3,716,366	3,479,139	2,874,566
Investing Activities
Purchases of property and equipment	(3,024,663)	(3,660,028)	(564,138)
Cash received on settlement of derivative financial instruments	7,621	76,529	63,224
Cash paid on settlement of derivative financial instruments	(68,836)	(98,074)	—
Investments in and loans to unconsolidated affiliates	(25,569)	(27,172)	(10,396)
Cash received on loans to unconsolidated affiliates	32,870	124,238	62,303
Proceeds from the sale of property and equipment	—	—	230,000
Proceeds from the sale of unconsolidated affiliate	—	13,215	—
Acquisition of Silversea Cruises, net of cash acquired	—	(916,135)	—
Other, net	(12,829)	(1,731)	5,415
Net cash used in investing activities	(3,091,406)	(4,489,158)	(213,592)
Financing Activities
Debt proceeds	3,525,564	8,590,740	5,866,966
The accompanying notes are an integral part of these consolidated financial statements.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

	Year Ended December 31,
	2019	2018	2017
Debt issuance costs	(50,348)	(81,959)	(51,590)
Repayments of debt	(4,060,244)	(6,963,511)	(7,835,087)
Proceeds from issuance of commercial paper notes	26,240,540	4,730,286	—
Repayments of commercial paper notes	(25,613,111)	(3,965,450)	—
Purchase of treasury stock	(99,582)	(575,039)	(224,998)
Dividends paid	(602,674)	(527,494)	(437,455)
Proceeds from exercise of common stock options	1,742	4,264	2,525
Other, net	(12,258)	(13,764)	3,843
Net cash (used in) provided by financing activities	(670,371)	1,198,073	(2,675,796)
Effect of exchange rate changes on cash	1,297	(20,314)	2,331
Net (decrease) increase in cash and cash equivalents	(44,114)	167,740	(12,491)
Cash and cash equivalents at beginning of year	287,852	120,112	132,603
Cash and cash equivalents at end of year	$243,738	$287,852	$120,112
Supplemental Disclosures
Cash paid during the year for:
Interest, net of amount capitalized	$246,312	$252,466	$249,615

Non-Cash Investing Activities
Contingent consideration for the acquisition of Silversea Cruises	—	44,000	—
Purchases of property and equipment included in accounts payable and accrued expenses and other liabilities	86,155	—	139,644
Notes receivable issued upon sale of property and equipment	—	—	20,409
___________________________________________________________________

The accompanying notes are an integral part of these consolidated financial statements.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders' Equity
	(in thousands, except per share data)
Balances at January 1, 2017	$2,346	$3,328,517	$7,860,341	$(916,484)	$(1,153,308)	$9,121,412
Activity related to employee stock plans	6	61,600	—	—	—	61,606
Common stock dividends, $2.16 per share	—	—	(463,069)	—	—	(463,069)
Changes related to cash flow derivative hedges	—	—	—	570,495	—	570,495
Change in defined benefit plans	—	—	—	(5,583)	—	(5,583)
Foreign currency translation adjustments	—	—	—	17,307	—	17,307
Purchase of treasury stock	—	—	—	—	(224,998)	(224,998)
Net Income attributable to Royal Caribbean Cruises Ltd.	—	—	1,625,133	—	—	1,625,133
Balances at December 31, 2017	2,352	3,390,117	9,022,405	(334,265)	(1,378,306)	10,702,303
Cumulative effect of accounting changes	—	—	(23,476)	—	—	(23,476)
Activity related to employee stock plans	6	30,783	—	—	—	30,789
Common stock dividends, $2.60 per share	—	—	(546,689)	—	—	(546,689)
Changes related to cash flow derivative hedges	—	—	—	(286,861)	—	(286,861)
Change in defined benefit plans	—	—	—	7,643	—	7,643
Foreign currency translation adjustments	—	—	—	(14,251)	—	(14,251)
Purchases of treasury stock	—	—	—	—	(575,039)	(575,039)
Net Income attributable to Royal Caribbean Cruises Ltd.	—	—	1,811,042	—	—	1,811,042
Balances at December 31, 2018	2,358	3,420,900	10,263,282	(627,734)	(1,953,345)	11,105,461
Activity related to employee stock plans	7	73,059	—	—	(5,164)	67,902
Common stock dividends, $2.96 per share	—	—	(618,843)	—	—	(618,843)
Changes related to cash flow derivative hedges	—	—	—	(151,313)	—	(151,313)
Change in defined benefit plans	—	—	—	(19,535)	—	(19,535)
Foreign currency translation adjustments	—	—	—	869	—	869
Purchases of treasury stock	—	—	—	—	(99,582)	(99,582)
Net Income attributable to Royal Caribbean Cruises Ltd.	—	—	1,878,887	—	—	1,878,887
Balances at December 31, 2019	$2,365	$3,493,959	$11,523,326	$(797,713)	$(2,058,091)	$12,163,846

The accompanying notes are an integral part of these consolidated financial statements.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1. General
Description of Business
We are a global cruise company. We own and operate four global cruise brands: Royal Caribbean International, Celebrity Cruises, Azamara and Silversea Cruises (collectively, our "Global Brands"). We also own a 50% joint venture interest in the German brand TUI Cruises and a 49% interest in the Spanish brand Pullmantur (collectively, our "Partner Brands"). We account for our investments in our Partner Brands under the equity method of accounting. Together, our Global Brands and our Partner Brands operate a combined 61 ships as of December 31, 2019. Our ships operate on a selection of worldwide itineraries that call on more than 1,000 destinations on all seven continents.
On July 31, 2018, we acquired a 66.7% equity stake in Silversea Cruise Holding Ltd. ("Silversea Cruises"), an ultra-luxury and expedition cruise line with nine ships, from Silversea Cruises Group Ltd. ("SCG") for $1.02 billion in cash and contingent consideration. Refer to Note 3. Business Combination for further information on the Silversea Cruises acquisition.
Management's Plan and Liquidity
As part of the global containment effort, the Company implemented a voluntary suspension of its global cruise operations effective March 13, 2020, which has subsequently been extended through at least June 11, 2020. On March 14, 2020, concurrent with our and the broader cruise industry’s suspension, the U.S. Centers for Disease Control and Prevention (“CDC”) issued a No Sail Order through April 13, 2020. On April 9, 2020, the CDC modified its existing No Sail Order to extend it until the earliest of (a) the expiration of the Secretary of Health and Human Services’ declaration that COVID-19 constitutes a public health emergency, (b) the date the Director of the CDC rescinds or modifies the No Sail Order or (c) 100 days after the order appears on the Federal Register, which would be July 24, 2020.

Significant events affecting travel, including COVID-19, typically have an impact on the booking pattern for cruise vacations, with the full extent of the impact generally determined by the length of time the event influences travel decisions. Based on our assumptions and estimates and our financial condition, we believe that the liquidity described in the following paragraphs will be sufficient to fund our liquidity requirements for at least the next twelve months. However, there can be no assurance that our assumptions and estimates are accurate due to possible unknown variables, including, but not limited to, whether the CDC will issue additional No Sail Orders on cruises out of the United States. The current No Sail Order is currently set to expire on or before July 24, 2020. The Company, working with the CDC, is developing its enhanced safety and health protocols as well as other operational procedures necessary to return its vessels to service and is targeting mid-summer of 2020 to begin sailings; however, if the ban on cruising is extended beyond the third quarter of 2020, it will have a material adverse impact on our current and forecasted liquidity levels. There are also other unknown variables related to the unprecedented suspension of our operations and, as such, there is significant uncertainty in our ability to predict future liquidity requirements.

As of December 31, 2019, the Company had liquidity of $1.5 billion, consisting of $243.7 million in cash and cash equivalents and $1.3 billion available under our unsecured credit facilities, net of our outstanding commercial paper notes. Subsequent to December 31, 2019 and through May 12, 2020, as described in Note 22. Events Subsequent to Original Issuance of Financial Statements, the Company increased the capacity under our revolving credit facilities by $0.6 billion and fully drew on both facilities, entered into 364-day senior secured term loan for $2.2 billion, which was subsequently increased to $2.35 billion, of which repayments may be extended at our option for an additional 364 days, and secured deferrals of existing debt amortization under our export-credit backed ship debt facilities which increased the Company’s liquidity by an additional $0.8 billion.
The accompanying notes are an integral part of these consolidated financial statements.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company has also undertaken several proactive measures as well as has future plans to mitigate the financial and operational impacts of COVID-19, through potential new financing options, if available, reduction of capital expenditures and operating expenses, including furloughing staff, laying up vessels, as well as agreeing not to pay dividends or engage in stock repurchases.

We were in compliance with all of our debt covenants as of December 31, 2019 and through May 12, 2020. Subsequent to December 31, 2019, we amended each of our outstanding facilities to waive all financial covenants in such facilities through and including the first quarter of 2021.

We also have agreements with two credit card processors that transact advance customer ticket deposits and onboard transactions related to our cruise voyages. These agreements allow the credit card processors to require under certain circumstances, including the existence of a material adverse change, excessive chargebacks and other triggering events, that we maintain a reserve which could be satisfied by posting collateral. The maximum reserve requirement under the agreements with the credit card processors is in aggregate $300 million. As of May 12, 2020, we were not required to post collateral under these agreements.

Any covenant waiver may lead to increased costs, increased interest rates, additional restrictive covenants and other available lender protections that would be applicable. There can be no assurance that we would be able to obtain waivers in a timely manner, or on acceptable terms at all. If we were not able to obtain waivers or repay the debt facilities, this would lead to an event of default and potential acceleration of amounts due under all of our outstanding debt and derivative contract payables.

Basis for Preparation of Consolidated Financial Statements
The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Estimates are required for the preparation of financial statements in accordance with these principles. Actual results could differ from these estimates. Refer to Note 2. Summary of Significant Accounting Policies for a discussion of our significant accounting policies.
All significant intercompany accounts and transactions are eliminated in consolidation. We consolidate entities over which we have control, usually evidenced by a direct ownership interest of greater than 50%, and variable interest entities where we are determined to be the primary beneficiary. Refer to Note 8. Other Assets for further information regarding our variable interest entities. We consolidate the operating results of Silversea Cruises on a three-month reporting lag to allow for more timely preparation of our consolidated financial statements. No material events or other transactions involving Silversea Cruises have occurred from September 30, 2019 through December 31, 2019 that would require further disclosure or adjustment to our consolidated financial statements as of and for the year ended December 31, 2019. For affiliates we do not control but over which we have significant influence on financial and operating policies, usually evidenced by a direct ownership interest from 20% to 50%, the investment is accounted for using the equity method.
Note 2. Summary of Significant Accounting Policies
Revenues and Expenses
Deposits received on sales of passenger cruises are initially recorded as customer deposit liabilities on our balance sheet. Customer deposits are subsequently recognized as passenger ticket revenues, together with revenues from onboard and other goods and services and all associated cruise operating expenses of a voyage. For further information on revenue recognition, refer to Note. 4 Revenues.
Cash and Cash Equivalents
Cash and cash equivalents include cash and marketable securities with original maturities of less than 90 days.
Inventories

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Inventories consist of provisions, supplies and fuel carried at the lower of cost (weighted-average) or net realizable value.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. We capitalize interest as part of the cost of acquiring certain assets. Improvement costs that we believe add value to our ships are capitalized as additions to the ship, the useful lives of the improvements are estimated and depreciated over the shorter of the improvements' estimated useful lives or that of the associated ship, and the replaced assets are disposed of on a net cost basis. The estimated cost and accumulated depreciation of replaced or refurbished ship components are written off and any resulting losses are recognized in Cruise operating expenses. Liquidated damages received from shipyards as a result of the late delivery of a new ship are recorded as reductions to the cost basis of the ship.
Depreciation of property and equipment is computed using the straight-line method over the estimated useful life of the asset. The useful lives of our ships are generally 30-35 years, net of a 10%-15% projected residual value. The 30-35-year useful life and 10%-15% residual value are based on the weighted-average of all major components of a ship. Our useful life and residual value estimates take into consideration the impact of anticipated technological changes, long-term cruise and vacation market conditions and historical useful lives of similarly-built ships. In addition, we take into consideration our estimates of the weighted-average useful lives of the ships' major component systems, such as hull, superstructure, main electric, engines and cabins. We employ a cost allocation methodology at the component level, in order to support the estimated weighted-average useful lives and residual values, as well as to determine the net cost basis of assets being replaced. Given the very large and complex nature of our ships, our accounting estimates related to ships and determinations of ship improvement costs to be capitalized require considerable judgment and are inherently uncertain. Depreciation for assets under capital leases is computed using the shorter of the lease term or related asset life.
Depreciation of property and equipment is computed utilizing the following useful lives:

Years
Ships	generally, 30-35
Ship improvements	3-25
Buildings and improvements	10-40
Computer hardware and software	3-10
Transportation equipment and other	3-30
Leasehold improvements	Shorter of remaining lease term or useful life 3-30

We periodically review estimated useful lives and residual values for ongoing reasonableness, considering long term views on our intended use of each class of ships and the planned level of improvements to maintain and enhance vessels within those classes. In the event a factor is identified that may trigger a change in the estimated useful lives and residual values of our ships, a review of the estimate is completed. In the fourth quarter of 2019, we completed a modernization of the Oasis of the Seas under our ship upgrade program. We spent $538.0 million under this ship upgrade program for the year ended December 31, 2019, with the Oasis of the Seas representing approximately $170.0 million. As a result of this capital investment and future planned investments in our Oasis-class ships, we performed a review of the estimated useful lives and residual values of Oasis-class ships, concluding in a change to the estimate. Effective fourth quarter of 2019, we revised the estimated useful lives of our Oasis-class ships from 30 years with a 15% residual value to 35 years with a 10% residual value. The change in the estimated useful lives and residual values was accounted for prospectively as a change in accounting estimate. The 35-year useful life with a 10% residual value is based on revised estimates of the weighted-average useful life of all major ship components for the Oasis-class ships. The change in estimate is consistent with our recent investments in and future plans to continue to invest in the upgrade of these ships, resulting in the use of certain ship components longer than originally estimated. In determining the change in estimated useful life and residual value, we utilized quantitative and qualitative analysis, including historical and projected usage patterns, industry benchmarks,

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

planned maintenance programs and projected operational and financial performance of the class. The change allows us to better match depreciation expense with the periods these assets are expected to be in use. For the year ended December 31, 2019, this change increased operating income and net income by approximately $4.6 million and increased earnings per share by $0.02 per share on a basic and diluted basis.
We review long-lived assets for impairment whenever events or changes in circumstances indicate, based on estimated undiscounted future cash flows, that the carrying amount of these assets may not be fully recoverable. For purposes of recognition and measurement of an impairment loss, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The lowest level for which we maintain identifiable cash flows that are independent of the cash flows of other assets and liabilities is at the ship level for our ships. If estimated future cash flows are less than the carrying value of an asset, an impairment charge is recognized to the extent its carrying value exceeds fair value.
We use the deferral method to account for drydocking costs. Under the deferral method, drydocking costs incurred are deferred and charged to expense on a straight-line basis over the period to the next scheduled drydock, which we estimate to be a period of thirty to sixty months based on the vessel's age as required by Class. Deferred drydock costs consist of the costs to drydock the vessel and other costs incurred in connection with the drydock which are necessary to maintain the vessel's Class certification. Class certification is necessary in order for our cruise ships to be flagged in a specific country, obtain liability insurance and legally operate as passenger cruise ships. The activities associated with those drydocking costs cannot be performed while the vessel is in service and, as such, are done during a drydock as a planned major maintenance activity. The significant deferred drydock costs consist of hauling and wharfage services provided by the drydock facility, hull inspection and related activities (e.g., scraping, pressure cleaning, bottom painting), maintenance to steering propulsion, thruster equipment and ballast tanks, port services such as tugs, pilotage and line handling, and freight associated with these items. We perform a detailed analysis of the various activities performed for each drydock and only defer those costs that are directly related to planned major maintenance activities necessary to maintain Class. The costs deferred are not otherwise routinely periodically performed to maintain a vessel's designed and intended operating capability. Repairs and maintenance activities are charged to expense as incurred.
Goodwill
Goodwill represents the excess of cost over the fair value of net tangible and identifiable intangible assets acquired. We review goodwill for impairment at the reporting unit level annually or, when events or circumstances dictate, more frequently. The impairment review for goodwill consists of a qualitative assessment of whether it is more-likely-than-not that a reporting unit's fair value is less than its carrying amount, and if necessary, a two-step goodwill impairment test. Factors to consider when performing the qualitative assessment include general economic conditions, limitations on accessing capital, changes in forecasted operating results, changes in fuel prices and fluctuations in foreign exchange rates. If the qualitative assessment demonstrates that it is more-likely-than-not that the estimated fair value of the reporting unit exceeds its carrying value, it is not necessary to perform the two-step goodwill impairment test. We may elect to bypass the qualitative assessment and proceed directly to step one, for any reporting unit, in any period. On a periodic basis, we elect to bypass the qualitative assessment and proceed to step one to corroborate the results of recent years' qualitative assessments. We can resume the qualitative assessment for any reporting unit in any subsequent period. When performing the two-step goodwill impairment test, the fair value of the reporting unit is determined and compared to the carrying value of the net assets allocated to the reporting unit. If the fair value of the reporting unit exceeds its carrying value, no further analysis or write-down of goodwill is required. If the fair value of the reporting unit is less than the carrying value of its net assets, the implied fair value of the reporting unit is allocated to all its underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets, based on their fair value. If necessary, goodwill is then written down to its implied fair value.
Intangible Assets
In connection with our acquisitions, we have acquired certain intangible assets to which value has been assigned based on our estimates. Intangible assets that are deemed to have an indefinite life are not amortized, but are subject to an annual impairment test, or when events or circumstances dictate, more frequently. The impairment review for indefinite-life intangible assets can be performed using a qualitative or quantitative impairment

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

assessment. The quantitative assessment consists of a comparison of the fair value of the indefinite-life intangible asset with its carrying amount. If the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. If the fair value exceeds its carrying amount, the indefinite-life intangible asset is not considered impaired.
Other intangible assets assigned finite useful lives are amortized on a straight-line basis over their estimated useful lives.
Contingencies — Litigation
On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, we take into consideration estimates of the amount of insurance recoveries, if any, which are recorded as assets when recoverability is probable. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recoveries, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.
Advertising Costs
Advertising costs are expensed as incurred except those costs which result in tangible assets, such as brochures, which are treated as prepaid expenses and charged to expense as consumed. Advertising costs consist of media advertising as well as brochure, production and direct mail costs.
Media advertising was $309.4 million, $255.7 million and $233.5 million, and brochure, production and direct mail costs were $156.0 million, $133.4 million and $126.7 million for the years ended December 31, 2019, 2018 and 2017, respectively.
Derivative Instruments
We enter into various forward, swap and option contracts to manage our interest rate exposure and to limit our exposure to fluctuations in foreign currency exchange rates and fuel prices. These instruments are recorded on the balance sheet at their fair value and the vast majority are designated as hedges. We also use non-derivative financial instruments designated as hedges of our net investment in our foreign operations and investments. Although certain of our derivative financial instruments do not qualify or are not accounted for under hedge accounting, our objective is not to hold or issue derivative financial instruments for trading or other speculative purposes.
At inception of the hedge relationship, a derivative instrument that hedges the exposure to changes in the fair value of a firm commitment or a recognized asset or liability is designated as a fair value hedge. A derivative instrument that hedges a forecasted transaction or the variability of cash flows related to a recognized asset or liability is designated as a cash flow hedge.
Changes in the fair value of derivatives that are designated as fair value hedges are offset against changes in the fair value of the underlying hedged assets, liabilities or firm commitments. Gains and losses on derivatives that are designated as cash flow hedges are recorded as a component of Accumulated other comprehensive loss until the underlying hedged transactions are recognized in earnings. The foreign currency transaction gain or loss of our non-derivative financial instruments and the changes in the fair value of derivatives designated as hedges of our net investment in foreign operations and investments are recognized as a component of Accumulated other comprehensive loss along with the associated foreign currency translation adjustment of the foreign operation or investment. In certain hedges of our net investment in foreign operations and investments, we exclude forward points from the assessment of hedge effectiveness and we amortize the related amounts directly into earnings.
On an ongoing basis, we assess whether derivatives used in hedging transactions are "highly effective" in offsetting changes in the fair value or cash flow of hedged items. For our net investment hedges, we use the dollar offset method to measure effectiveness. For all other hedging programs, we use the long-haul method to assess

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

hedge effectiveness using regression analysis for each hedge relationship. The methodology for assessing hedge effectiveness is applied on a consistent basis for each one of our hedging programs (i.e., interest rate, foreign currency ship construction, foreign currency net investment and fuel). For our regression analyses, we use an observation period of up to three years, utilizing market data relevant to the hedge horizon of each hedge relationship. High effectiveness is achieved when a statistically valid relationship reflects a high degree of offset and correlation between the changes in the fair values of the derivative instrument and the hedged item. If it is determined that a derivative is not highly effective as a hedge or hedge accounting is discontinued, any change in fair value of the derivative since the last date at which it was determined to be effective is recognized in earnings.
Cash flows from derivative instruments that are designated as fair value or cash flow hedges are classified in the same category as the cash flows from the underlying hedged items. In the event that hedge accounting is discontinued, cash flows subsequent to the date of discontinuance are classified within investing activities. Cash flows from derivative instruments not designated as hedging instruments are classified as investing activities.
We consider the classification of the underlying hedged item’s cash flows in determining the classification for the designated derivative instrument’s cash flows. We classify derivative instrument cash flows from hedges of benchmark interest rate or hedges of fuel expense as operating activities due to the nature of the hedged item. Likewise, we classify derivative instrument cash flows from hedges of foreign currency risk on our newbuild ship payments as investing activities.
Foreign Currency Translations and Transactions
We translate assets and liabilities of our foreign subsidiaries whose functional currency is the local currency, at exchange rates in effect at the balance sheet date. We translate revenues and expenses at weighted-average exchange rates for the period. Equity is translated at historical rates and the resulting foreign currency translation adjustments are included as a component of Accumulated other comprehensive loss, which is reflected as a separate component of Shareholders' equity. Exchange gains or losses arising from the remeasurement of monetary assets and liabilities denominated in a currency other than the functional currency of the entity involved are immediately included in our earnings, except for certain liabilities that have been designated to act as a hedge of a net investment in a foreign operation or investment. Exchange gains (losses) were $0.4 million, $57.6 million and $(75.6) million for the years ended December 31, 2019, 2018 and 2017, respectively, and were recorded within Other income (expense). The majority of our transactions are settled in United States dollars. Gains or losses resulting from transactions denominated in other currencies are recognized in income at each balance sheet date.
Concentrations of Credit Risk
We monitor our credit risk associated with financial and other institutions with which we conduct significant business and, to minimize these risks, we select counterparties with credit risks acceptable to us and we seek to limit our exposure to an individual counterparty. Credit risk, including but not limited to counterparty nonperformance under derivative instruments, our credit facilities and new ship progress payment guarantees, is not considered significant, as we primarily conduct business with large, well-established financial institutions, insurance companies and export credit agencies many of which we have long-term relationships with and which have credit risks acceptable to us or where the credit risk is spread out among a large number of counterparties. As of December 31, 2019, we had no counterparty credit risk exposure under our derivative instruments compared to credit risk exposures of $5.6 million on December 31, 2018, which were limited to the cost of replacing the contracts in the event of non-performance by the counterparties to the contracts, the majority of which are currently our lending banks. We do not anticipate nonperformance by any of our significant counterparties. In addition, we have established guidelines we follow regarding credit ratings and instrument maturities to maintain safety and liquidity. We do not normally require collateral or other security to support credit relationships; however, in certain circumstances this option is available to us.
Earnings Per Share
Basic earnings per share is computed by dividing Net Income attributable to Royal Caribbean Cruises Ltd. by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

incorporates the incremental shares issuable upon the assumed exercise of stock options and conversion of potentially dilutive securities.
Stock-Based Employee Compensation
We measure and recognize compensation expense at the estimated fair value of employee stock awards. Compensation expense for awards and the related tax effects are recognized as they vest. We use the estimated amount of expected forfeitures to calculate compensation costs for all outstanding awards.
Segment Reporting
We control and operate four global cruise brands: Royal Caribbean International, Celebrity Cruises, Azamara and Silversea Cruises. We also own a 50% joint venture interest in the German brand TUI Cruises, a 49% interest in the Spanish brand Pullmantur. We believe our brands possess the versatility to enter multiple cruise market segments within the cruise vacation industry. Although each of these brands has its own marketing style as well as ships and crews of various sizes, the nature of the products sold and services delivered by these brands share a common base (i.e., the sale and provision of cruise vacations). Our brands also have similar itineraries as well as similar cost and revenue components. In addition, our brands source passengers from similar markets around the world and operate in similar economic environments with a significant degree of commercial overlap. As a result, our brands have been aggregated as a single reportable segment based on the similarity of their economic characteristics, types of consumers, regulatory environment, maintenance requirements, supporting systems and processes as well as products and services provided. Our Chairman and Chief Executive Officer has been identified as the chief operating decision-maker and all significant operating decisions including the allocation of resources are based upon the analyses of the Company as one segment. Refer to Note 4. Revenues for passenger ticket revenue information by geographic area.
Adoption of Accounting Pronouncements
Leases
On January 1, 2019, we adopted the guidance codified in Accounting Standard Codification ("ASC") 842, Leases ("ASC 842") using the modified retrospective approach and elected the optional transition method, which allows entities to initially apply the standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Upon adoption, we applied the guidance to all existing leases.
For leases with a term greater than 12 months, the new guidance requires the lease rights and obligations arising from the leasing arrangements, including operating leases, to be recognized as assets and liabilities on the balance sheet. Upon adoption of the new guidance, the most significant impact was the recognition of right-of-use assets and lease liabilities relating to operating leases in the amounts of $801.8 million and $820.5 million, respectively, reported within Operating lease right-of-use assets and Long-term operating lease liabilities, respectively, with the current portion of the liability reported within Current portion of operating lease liabilities, in our consolidated balance sheet as of January 1, 2019. Accounting for finance leases remained substantially unchanged and continues to be reported within Property and equipment, net and Long-term debt, with the current portion of the debt reported within Current portion of debt, in our consolidated balance sheets. There was no cumulative effect of applying the new standard and accordingly there was no adjustment to our retained earnings upon adoption. The comparative information presented has not been recast and continues to be reported under the accounting standards in effect for those periods. For further information on leases, refer to Note 10. Leases.
This guidance did not have a material impact to our consolidated statements of comprehensive income (loss), consolidated statements of cash flows and our debt-covenants calculations under our current agreements.
Recent Accounting Pronouncements
In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") 2016-13, Financial Instruments - Credit Losses (Topic 326); Measurement of Credit Losses on Financial Instruments. This ASU, along with subsequent ASUs issued to clarify certain of its provisions, introduces new

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

guidance which makes substantive changes to the accounting model for financial assets subject to credit losses that are measured at amortized cost, as well as certain off-balance sheet credit exposures. The primary updates include the introduction of a new current expected credit loss (“CECL”) model that is based on expected rather than incurred losses. This ASU and the related amendments will be effective for our annual reporting period beginning January 1, 2020. We are currently evaluating the impact that the adoption of this guidance will have to our consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350) – Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by eliminating the second step of the goodwill impairment test. Under the new standard, goodwill impairment should be recognized based on the amount by which the carrying amount of a reporting unit exceeds its fair value, but should not exceed the total amount of goodwill allocated to the reporting unit. This ASU will be effective for our annual reporting period beginning January 1, 2020. This guidance is not expected to have a material impact to our consolidated financial statements, but may require us to modify our annual or interim goodwill impairment tests.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Topic 350-40), which requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance to determine which implementation costs to capitalize as assets or expense as incurred. This ASU will be effective for our annual reporting period beginning January 1, 2020 and we expect to elect the prospective adoption method. The guidance may impact the accounting treatment of our future implementation costs related to cloud computing arrangements.
In January 2020, the FASB issued ASU No. 2020-01, Investments – Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivative and Hedging (Topic 815), which clarifies the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. The guidance clarifies how to account for the transition into and out of the equity method of accounting when considering observable transactions under the measurement alternative. The ASU is effective for annual reporting periods beginning after December 15, 2020, including interim reporting periods within those annual periods, with early adoption permitted. We are currently evaluating the impact of the new guidance on our consolidated financial statements.
Reclassifications
For the year ended December 31, 2019, we separately presented Amortization of commercial paper notes discount in our consolidated statements of cash flows. As a result, the prior year amortization amount was reclassified within Operating Activities to conform to the current year presentation.
Note 3. Business Combination
On July 31, 2018, we acquired a 66.7% equity stake in Silversea Cruise Holding Ltd. ("Silversea Cruises"), an ultra-luxury and expedition cruise line, from Heritage Cruise Holding Ltd. ("HCH"), previously known as Silversea Cruises Group Ltd. Silversea Cruises enhances our presence in the ultra-luxury and expedition markets and provides us with an opportunity to drive long-term capacity growth in these markets.
The purchase price consisted of $1.02 billion in cash, net of assumed liabilities, and contingent consideration that can range from zero up to a maximum of approximately 472,000 shares of our common stock, and is payable upon achievement of certain 2019-2020 performance metrics by Silversea Cruises. The fair value of the contingent consideration at the acquisition date was $44.0 million. Changes to the fair value of the contingent consideration are recorded in our results of operations, if any, in the period of the change. Refer to Note 18. Fair Value Measurements and Derivative Instruments for further information on the valuation of the contingent consideration.
To finance a portion of the purchase price, we drew in full on a $700 million unsecured credit agreement and the remainder of the transaction consideration was financed through the use of our revolving credit facilities. Refer to Note 9. Debt for further information on the credit agreement.
We have accounted for this transaction under the provisions of ASC 805, Business Combinations. The purchase price for the Silversea Cruises acquisition was allocated based on estimates of the fair value of assets

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

acquired and liabilities assumed at the acquisition date, with the excess allocated to goodwill. Goodwill is not deductible for tax purposes and consisted primarily of the opportunity to expand our cruise operations in strategic growth areas.
For reporting purposes, we included Silversea Cruises’ results of operations on a three-month reporting lag from October 1, 2018 through September 30, 2019 in our consolidated results of operations for the year ended December 31, 2019 and from the July 31, 2018 date of acquisition through September 30, 2018 in our consolidated results of operations for the year ended December 31, 2018. We have included Silversea Cruises' balance sheets as of September 30, 2019 and 2018 in our consolidated balance sheets as of December 31, 2019 and 2018, respectively. Refer to Note 1. General for further information on this three-month reporting lag.
There were no material measurement period adjustments recorded for the year ended December 31, 2019.
The following table summarizes the purchase price allocation based on estimated fair values of the assets acquired and liabilities assumed related to the Silversea Cruises acquisition as of July 31, 2018. Our purchase price allocation was final during 2019.

(in thousands)	Estimated Fair Value as of Acquisition Date (as Previously Reported)	Measurement Period Adjustments (1)	Estimated Fair Value as of Acquisition Date (as Adjusted)
Assets
Cash and cash equivalents	$103,865	$—	$103,865
Trade and other receivables, net	7,163	—	7,163
Inventories	18,331	—	18,331
Prepaid expenses and other assets(2)	120,496	—	120,496
Derivative financial instruments	2,886	—	2,886
Property and equipment, net(3)	1,114,270	—	1,114,270
Goodwill	1,090,010	(5,224)	1,084,786
Other assets(4)	498,457	—	498,457
Total assets acquired	2,955,478	(5,224)	2,950,254
Liabilities
Current portion of long-term debt(5)	26,851	—	26,851
Accounts payable	36,960	—	36,960
Accrued interest	1,773	—	1,773
Accrued expenses and other liabilities	82,531	(5,224)	77,307
Customer deposits	453,798	—	453,798
Long-term debt(5)	727,935	—	727,935
Other long-term liabilities	23,860	—	23,860
Total liabilities assumed	1,353,708	(5,224)	1,348,484
Redeemable noncontrolling interest(6)	537,770	—	537,770
Total purchase price	$1,064,000	$—	$1,064,000

(1) As a result of additional information obtained about facts and circumstances that existed as of the acquisition date, we recorded measurement period adjustments during 2019, which resulted in a net decrease to Goodwill of $5.2 million.
(2) Amount includes $32.0 million of cash held as collateral with credit card processors as of July 31, 2018.
(3) Property and equipment, net includes two ships under capital lease agreements amounting to $156.0 million as of July 31, 2018. The respective capital lease liabilities are reported within Long-term debt. Refer to Note 9. Debt for further information on the capital lease financing arrangements.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Amount includes $494.6 million of intangible assets. Refer to Note 6. Intangible Assets for further information on the intangible assets acquired.
(5)  Refer to Note 9. Debt for further information on long-term debt assumed.
(6)  Refer to Note 11. Redeemable Noncontrolling Interest for further information on the redeemable noncontrolling interest recorded.
As of December 31, 2018, intangible assets, net include intangible assets acquired in the Silversea Cruises acquisition, which were recorded at fair value at acquisition date as follows:

	Fair Value at Acquisition Date (in thousands)	Weighted Average Amortization Period (Years)
Silversea Cruises trade name	$349,500	Indefinite-life
Customer relationships	97,400	15
Galapagos operating license	36,100	16
Other finite-life intangible assets	11,560	2
Total intangible assets	$494,560
Similar to our other ship-operating and vessel-owning subsidiaries, Silversea Cruises is currently exempt from U.S. corporate tax on U.S. source income from the international operation of ships pursuant to Section 883 of the Internal Revenue Code. Additionally, the deferred tax liability recognized in connection with the acquisition of Silversea Cruises was not material to our consolidated financial statements and there were no net operating losses recognized as of December 31, 2018.
For the year ended December 31, 2018, Total revenues and Net Income in our consolidated statements of comprehensive income (loss) include $130.1 million and $3.3 million, respectively, of revenues and net income from Silversea Cruises since the date of acquisition through September 30, 2018. For the year ended December 31, 2018, our results of operations also include transaction-related costs of $31.8 million, which were included primarily within Marketing, selling and administrative expenses in our consolidated statements of comprehensive income (loss).
Pro-forma financial results relating to the Silversea Cruises acquisition are not presented, as this acquisition was not material to our consolidated results of operations.
Note 4. Revenues
Revenue Recognition
Revenues are measured based on consideration specified in our contracts with customers and are recognized as the related performance obligations are satisfied.
The majority of our revenues are derived from passenger cruise contracts which are reported within Passenger ticket revenues in our consolidated statements of comprehensive income (loss). Our performance obligation under these contracts is to provide a cruise vacation in exchange for the ticket price. We satisfy this performance obligation and recognize revenue over the duration of each cruise, which generally range from two to 25 nights.
Passenger ticket revenues include charges to our guests for port costs that vary with passenger head counts. These type of port costs, along with port costs that do not vary by passenger head counts, are included in our operating expenses. The amounts of port costs charged to our guests and included within Passenger ticket revenues on a gross basis were $666.8 million, $611.4 million and $569.5 million for the years ended December 31, 2019, 2018 and 2017, respectively.
Our total revenues also include onboard and other revenues, which consist primarily of revenues from the sale of goods and services onboard our ships that are not included in passenger ticket prices. We receive payment before or concurrently with the transfer of these goods and services to passengers during a cruise and recognize revenue at the time of transfer over the duration of the related cruise.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As a practical expedient, we have omitted disclosures on our remaining performance obligations as the duration of our contracts with customers is less than a year.
Disaggregated Revenues
The following table disaggregates our total revenues by geographic regions where we provide cruise itineraries (in thousands):

	Year Ended December 31,
	2019	2018	2017
Revenues by itinerary
North America(1)	$6,392,354	$5,399,951	$5,062,305
Asia/Pacific(2)	1,529,898	1,463,083	1,588,802
Europe(3)	1,942,057	1,914,549	1,509,586
Other regions	567,904	348,145	285,954
Total revenues by itinerary	10,432,213	9,125,728	8,446,647
Other revenues(4)	518,448	368,121	331,198
Total revenues	$10,950,661	$9,493,849	$8,777,845
(1)Includes the United States, Canada, Mexico and the Caribbean.
(2)Includes Southeast Asia (e.g., Singapore, Thailand and the Philippines), East Asia (e.g., China and Japan), South Asia (e.g., India and Pakistan) and Oceania (e.g., Australia and Fiji Islands) regions.
(3)Includes European countries (e.g., the Nordics, Germany, France, Italy, Spain and the United Kingdom).
(4)Includes revenues primarily related to cancellation fees, vacation protection insurance and pre- and post-cruise tours and fees for operating certain port facilities. Amounts also include revenues related to our bareboat charter, procurement and management related services we perform on behalf of our unconsolidated affiliates. Refer to Note 8. Other Assets for more information on our unconsolidated affiliates.
Passenger ticket revenues are attributed to geographic areas based on where the reservation originates. For the years ended December 31, 2019, 2018 and 2017, our guests were sourced from the following areas:

	Year Ended December 31,
	2019	2018	2017
Passenger ticket revenues:
United States	65%	61%	59%
United Kingdom	9%	10%	9%
All other countries (1)	26%	29%	32%
(1)No other individual country's revenue exceeded 10% for the years ended December 31, 2019, 2018 and 2017.
Customer Deposits and Contract Liabilities
Our payment terms generally require an upfront deposit to confirm a reservation, with the balance due prior to the cruise. Deposits received on sales of passenger cruises are initially recorded as Customer deposits in our consolidated balance sheets and subsequently recognized as passenger ticket revenues during the duration of the cruise. ASC 606, Revenues from Contracts with Customers, defines a “contract liability” as an entity’s obligation to transfer goods or services to a customer for which the entity has received consideration from the customer. We consider customer deposits to be a contract liability once the customer no longer retains the unilateral right, resulting from the passage of time, to cancel such customer's reservation and receive a full refund. Customer deposits as of December 31, 2019, 2018 and 2017 included contract liabilities of $1.7 billion, $1.9 billion and $1.4 billion, respectively. Substantially all of our contract liabilities as of the years ended December 31, 2018 and 2017 were recognized and reported within Total revenues in our consolidated statements of comprehensive income (loss) for the years ended December 31, 2019 and 2018, respectively.
Contract Receivables and Contract Assets

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Although we generally require full payment from our customers prior to their cruise, we grant credit terms to a relatively small portion of our revenue sourced in select markets outside of the United States. As a result, we have outstanding receivables from passenger cruise contracts in those markets. We also have receivables from credit card merchants for cruise ticket purchases and goods and services sold to guests during cruises that are collected before, during or shortly after the cruise voyage. In addition, we have receivables due from concessionaires onboard our vessels. These receivables are included within Trade and other receivables, net in our consolidated balance sheets.
We have contract assets that are conditional rights to consideration for satisfying the construction services performance obligations under a service concession arrangement. As of December 31, 2019, 2018, and 2017, our contract assets were $55.5 million, $57.8 million and $60.1 million, respectively, and were included within Other assets in our consolidated balance sheets. Given the short duration of our cruises and our collection terms, we do not have any other significant contract assets.
Assets Recognized from the Costs to Obtain a Contract with a Customer
Prepaid travel agent commissions are an incremental cost of obtaining contracts with customers that we recognize as an asset and include within Prepaid expenses and other assets in our consolidated balance sheets. Prepaid travel agent commissions were $163.2 million and $153.5 million as of December 31, 2019 and 2018, respectively. Substantially all of our prepaid travel agent commissions at December 31, 2018 and December 31, 2017 were expensed and reported within Commissions, transportation and other in our consolidated statements of comprehensive income (loss) for the years ended December 31, 2019 and 2018, respectively.
Note 5. Goodwill
The carrying amount of goodwill attributable to our Royal Caribbean International, Celebrity Cruises and Silversea Cruises reporting units and the changes in such balances during the years ended December 31, 2019 and 2018 were as follows (in thousands):

	Royal Caribbean International	Celebrity Cruises	Silversea Cruises	Total
Balance at December 31, 2017	$286,880	$1,632	$—	$288,512
Goodwill attributable to the acquisition of Silversea Cruises (1)			1,090,010	1,090,010
Foreign currency translation adjustment	(169)	—	—	(169)
Balance at December 31, 2018	286,711	1,632	1,090,010	1,378,353
Silversea Goodwill adjustment	—	—	(5,224)	(5,224)
Goodwill attributable to the purchase of photo operations onboard our ships (2)	12,518	—	—	12,518
Foreign currency translation adjustment	(3)	—	—	(3)
Balance at December 31, 2019	$299,226	$1,632	$1,084,786	$1,385,644
___________________________________________________________________
(1)In 2018, we purchased Silversea Cruises. Refer to Note 3. Business Combination for further information.
(2)In 2019, we purchased the photo operations onboard our ships from our previous concessionaire. The acquisition was accounted for as a business purchase combination using the purchase method of accounting which requires the use of fair value measurements. The business combination, including purchase transaction and assets acquired, was immaterial to our consolidated financial statements.
During the fourth quarter of 2019, we performed a qualitative assessment of whether it was more-likely-than-not that our Royal Caribbean International reporting unit's fair value was less than its carrying amount before applying the two-step goodwill impairment test. The qualitative analysis included assessing the impact of certain factors such as general economic conditions, limitations on accessing capital, changes in forecasted operating results, changes in fuel prices and fluctuations in foreign exchange rates. Based on our qualitative assessment, we concluded that it was more-likely-than-not that the estimated fair value of the Royal Caribbean International reporting unit exceeded its carrying value and thus, we did not proceed to the two-step goodwill impairment test. No

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

indicators of impairment exist primarily because the reporting unit's fair value has consistently exceeded its carrying value by a significant margin and forecasts of operating results generated by the reporting unit appear sufficient to support its carrying value. As a result of our assessment, we did not record an impairment of goodwill for the year ended December 31, 2019.
During the fourth quarter of 2019, we also performed a qualitative assessment of whether it was more-likely-than-not that our Silversea Cruises reporting unit's fair value was less than its carrying amount before applying the two-step goodwill impairment test. The qualitative analysis included assessing the impact of certain factors such as general economic conditions, limitations on accessing capital, changes in forecasted operating results, changes in fuel prices and fluctuations in foreign exchange rates. Based on our qualitative assessment, we concluded that it was more-likely-than-not that the estimated fair value of the Silversea Cruises reporting unit exceeded its carrying value and thus, we did not proceed to the two-step goodwill impairment test. No indicators of impairment exist primarily because forecasted operating results of the reporting unit appear sufficient to support its carrying value. As a result of our assessment, we did not record an impairment of goodwill for the year ended December 31, 2019.
For the years ended December 31, 2018 and 2017, we did not record an impairment of goodwill for our reporting units.
Note 6. Intangible Assets
Intangible assets consist of finite and indefinite life assets and are reported within Other assets in our consolidated balance sheets.
The following is a summary of our intangible assets as of December 31, 2019 (in thousands, except weighted average amortization period):

	As of December 31, 2019
	Remaining Weighted Average Amortization Period (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Finite-life intangible assets:
Customer relationships	13.8	$97,400	$7,576	$89,824
Galapagos operating license	24.7	47,669	6,010	41,659
Other finite-life intangible assets	0.8	11,560	6,743	4,817
Total finite-life intangible assets		156,629	20,329	136,300
Indefinite-life intangible assets		352,275	—	352,275
Total intangible assets, net		$508,904	$20,329	$488,575

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following is a summary of our intangible assets as of December 31, 2018 (in thousands, except weighted average amortization period):

	As of December 31, 2018
	Remaining Weighted Average Amortization Period (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Finite-life intangible assets:
Customer relationships	14.8	$97,400	$1,082	$96,318
Galapagos operating license	25.8	47,669	4,206	43,463
Other finite-life intangible assets	1.8	11,560	963	10,597
Total finite-life intangible assets		156,629	6,251	150,378
Indefinite-life intangible assets		351,725	—	351,725
Total intangible assets, net		$508,354	$6,251	$502,103

The estimated future amortization for finite-life intangible assets for each of the next five years is as follows (in thousands):

Year
2020	$12,995
2021	$8,179
2022	$8,179
2023	$8,179
2024	$8,179

Note 7. Property and Equipment
Property and equipment consists of the following (in thousands):

	As of December 31,
	2019	2018
Ships	$28,348,088	$27,209,553
Ship improvements	3,920,800	2,965,634
Ships under construction	1,110,962	817,800
Land, buildings and improvements, including leasehold improvements and port facilities	472,067	321,136
Computer hardware and software, transportation equipment and other	1,698,007	1,120,988
Total property and equipment	35,549,924	32,435,111
Less—accumulated depreciation and amortization(1)	(10,083,116)	(8,968,948)
	$25,466,808	$23,466,163
(1)Amount includes accumulated depreciation and amortization for assets in service.
Ships under construction include progress payments for the construction of new ships as well as planning, design, capitalized interest and other associated costs. We capitalized interest costs of $56.5 million, $49.6 million and $24.2 million for the years ended December 31, 2019, 2018 and 2017, respectively.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During 2019, we took delivery of Spectrum of the Seas and Celebrity Flora. During 2018, we completed our purchase of Azamara Pursuit and took delivery of Symphony of the Seas and Celebrity Edge. Refer to Note 9. Debt for further information.
Upon our acquisition of Silversea Cruises, we added nine ships to our fleet, two of which are under capital lease agreements and one under an operating lease. As of December 31, 2019, Silversea Cruises operates eight ships as the operating lease for Silver Discover was terminated during 2019. Refer to Note 3. Business Combination for further information on the Silversea Cruises acquisition and Note 9. Debt for further information on the capital leases.
During 2017, we sold our three aircraft and 6% of our ownership stake in Wamos Air, S.A. (formerly known as Pullmantur Air, S.A.) to Wamos Air, S.A. In connection with the sale transaction, we extended two loans to Wamos Air, S.A. totaling €17.3 million. During the year ended December 31, 2019, we received principal and interest payments of €5.4 million resulting in full repayment of one of the loans. As of December 31, 2019, a receivable of €9.9 million, or approximately $11.1 million, based on the exchange rate at December 31, 2019, was outstanding related to the principal amount of the remaining loan. The remaining loan accrues interest at 5.25% per annum, amortizes through maturity of July 2021, and is secured by first priority security interests over the aircraft engines and shares sold in connection with the transaction. The sale resulted in an immaterial gain that was recognized in earnings during the year ended December 31, 2017. Post-sale, we retained a 13% interest in Wamos Air, S.A.
During 2017, we sold Legend of the Seas to an affiliate of TUI AG, our joint venture partner in TUI Cruises. The sale resulted in a gain of $30.9 million and was reported within Other operating within Cruise operating expenses in our consolidated statements of comprehensive income (loss) for the year ended December 31, 2017.
In January of 2020, Zenith was sold to a third party for approximately its net book value. Zenith was previously bareboat chartered to Pullmantur Holdings S.L.
Note 8. Other Assets
A Variable Interest Entity ("VIE") is an entity in which the equity investors have not provided enough equity to finance the entity's activities or the equity investors (1) cannot directly or indirectly make decisions about the entity's activities through their voting rights or similar rights; (2) do not have the obligation to absorb the expected losses of the entity; (3) do not have the right to receive the expected residual returns of the entity; or (4) have voting rights that are not proportionate to their economic interests and the entity's activities involve or are conducted on behalf of an investor with a disproportionately small voting interest.
We have determined that TUI Cruises GmbH, our 50%-owned joint venture, which operates the brand TUI Cruises, is a VIE. As of December 31, 2019, the net book value of our investment in TUI Cruises was $598.1 million, primarily consisting of $443.1 million in equity and a loan of €133.2 million, or approximately $149.5 million, based on the exchange rate at December 31, 2019. As of December 31, 2018, the net book value of our investment in TUI Cruises was $578.1 million, primarily consisting of $403.0 million in equity and a loan of €150.6 million, or approximately $172.2 million, based on the exchange rate at December 31, 2018. The loan, which was made in connection with the sale of Splendour of the Seas in April 2016, accrues interest at a rate of 6.25% per annum and is payable over 10 years. This loan is 50% guaranteed by TUI AG, our joint venture partner in TUI Cruises, and is secured by a first priority mortgage on the ship. Refer to Note 7. Property and Equipment for further information. The majority of these amounts were included within Other assets in our consolidated balance sheets.
In addition, we and TUI AG have each guaranteed the repayment by TUI Cruises of 50% of a bank loan. As of December 31, 2019, the outstanding principal amount of the loan was €26.4 million, or approximately $29.7 million, based on the exchange rate at December 31, 2019. The loan amortizes quarterly and is currently secured by a first mortgage on Mein Schiff Herz. Based on current facts and circumstances, we do not believe potential obligations under our guarantee of this bank loan are probable. In addition to our guarantee of the bank loan, TUI Cruises has various ship construction and financing agreements which include certain restrictions on each of our and TUI AG’s ability to reduce our current ownership interest in TUI Cruises below 37.55% through May 2031.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Our investment amount, outstanding term loan and the potential obligations under the bank loan guarantee are substantially our maximum exposure to loss in connection with our investment in TUI Cruises. We have determined that we are not the primary beneficiary of TUI Cruises. We believe that the power to direct the activities that most significantly impact TUI Cruises’ economic performance are shared between ourselves and TUI AG. All the significant operating and financial decisions of TUI Cruises require the consent of both parties, which we believe creates shared power over TUI Cruises. Accordingly, we do not consolidate this entity and account for this investment under the equity method of accounting.
In March 2009, we sold Celebrity Galaxy to TUI Cruises for €224.4 million, or $290.9 million, to serve as the original Mein Schiff 1. Due to the related party nature of this transaction, the gain on the sale of the ship of $35.9 million was deferred and being recognized over the remaining life of the ship which was estimated to be 23 years. In April 2018, TUI Cruises sold the original Mein Schiff 1 and as a result we accelerated the recognition of the remaining balance of the deferred gain, which was $21.8 million. This amount is included within Other income (expense) in our consolidated statements of comprehensive income (loss) for the year ended December 31, 2018.
On February 7, 2020, TUI Cruises entered into an agreement to acquire Hapag-Lloyd Cruises, a luxury and expedition brand for German-speaking guests, from TUI AG. Hapag-Lloyd Cruises operates two luxury liners and three smaller expedition ships. The transaction is subject to regulatory approval and customary closing conditions.
We have determined that Pullmantur Holdings S.L. ("Pullmantur Holdings"), which operates the Pullmantur brand and in which we have a 49% noncontrolling interest and Springwater Capital LLC has a 51% interest, is a VIE for which we are not the primary beneficiary, as we do not have the power to direct the activities that most significantly impact the entity's economic performance. Accordingly, we do not consolidate this entity and we account for this investment under the equity method of accounting. As of December 31, 2019 and December 31, 2018, our maximum exposure to loss in Pullmantur Holdings was $49.7 million and $58.5 million, respectively, consisting of loans and other receivables. These amounts were included within Trade and other receivables, net and Other assets in our consolidated balance sheets.
We have provided a non-revolving working capital facility to a Pullmantur Holdings subsidiary in the amount of up to €15.0 million or approximately $16.8 million based on the exchange rate at December 31, 2019. Proceeds of the facility, which were available to be drawn through December 31, 2018 accrue interest at an interest rate of 6.5% per annum, are payable through 2022. An affiliate of Springwater Capital LLC, has guaranteed repayment of 51% of the outstanding amounts under the facility. As of December 31, 2019, €11.0 million, or approximately $12.3 million, based on the exchange rate at December 31, 2019, was outstanding under this facility. As of December 31, 2018, €14.0 million, or approximately $16.0 million, based on the exchange rate at December 31, 2018, was outstanding under this facility.
We have determined that Grand Bahama Shipyard Ltd. ("Grand Bahama"), a ship repair and maintenance facility in which we have a 40% noncontrolling interest, is a VIE. This facility serves cruise and cargo ships, oil and gas tankers and offshore units. We utilize this facility, among other ship repair facilities, for our regularly scheduled drydocks, ship upgrades and certain emergency repairs as may be required. During the years ended December 31, 2019 and 2018, we made payments of $45.7 million and $44.7 million, respectively, to Grand Bahama for ship repair and maintenance services. We have determined that we are not the primary beneficiary of this facility, as we do not have the power to direct the activities that most significantly impact the facility's economic performance. Accordingly, we do not consolidate this entity and we account for this investment under the equity method of accounting. As of December 31, 2019, the net book value of our investment in Grand Bahama was $47.9 million, consisting of $27.0 million in equity and loans of $20.9 million. As of December 31, 2018, the net book value of our investment in Grand Bahama was approximately $56.1 million, consisting of $41.4 million in equity and loans of $14.6 million. These amounts represent our maximum exposure to loss related to our investment in Grand Bahama. Our loans to Grand Bahama mature between December 2020 and March 2026 and bear interest at LIBOR plus 2.0% to 3.75%, capped at 5.75% for the majority of the outstanding loan balance. Interest payable on the loans is due on a semi-annual basis. During the years ended December 31, 2019 and 2018, we received principal and interest payments of $8.6 million and $16.4 million, respectively. The loan balances are included within Trade and

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

other receivables, net and Other assets in our consolidated balance sheets. The loans are currently accruing interest under the effective yield method.
We monitor credit risk associated with the loan through our participation on Grand Bahama's board of directors along with our review of Grand Bahama's financial statements and projected cash flows. Based on this review, we believe the risk of loss associated with the outstanding loan is not probable as of December 31, 2019.
In April 2019, Grand Bahama experienced an incident involving one of its drydocks where Oasis of the Seas was undergoing maintenance.  The damage from the incident resulted in a write-off of the related drydock by Grand Bahama.  Our equity investment income for the year ended December 31, 2019 reflects our equity share of the write-off and other incidental expenses. Grand Bahama's management is working with its insurance underwriter to determine coverage under their existing policies.
In March 2018, we and Ctrip.com International Ltd. ("Ctrip") announced the decision to end the Skysea Holding International Ltd. ("Skysea Holding") venture in which we have a 36% ownership interest. As a result, we reviewed the recoverability of our investment in Skysea Holding and determined that our investment, debt facility and other receivables due from the brand were impaired and recognized an impairment charge of $23.3 million which was included within Other (expense) income in our consolidated statement of comprehensive income (loss) for the year ended December 31, 2018. The charge reflected a full impairment of our investment in SkySea Holding and other receivables due to us and reduced the debt facility and related accrued interest due to us to Skysea Holdings to its net realizable value.
In December 2018, the Golden Era, the ship operated by SkySea Cruises, and a wholly-owned subsidiary of Skysea Holdings, was sold to an affiliate of TUI AG. Proceeds from the sale were distributed to Ctrip and us, which eliminated our net receivable balance due from Skysea Holding, resulting in no further impairment charges. As of December 31, 2019, we do not have any exposures to loss related to our investment in Skysea Holding.

The following tables set forth information regarding our investments accounted for under the equity method of accounting, including the entities discussed above, (in thousands):

	Year ended December 31,
	2019	2018	2017
Share of equity income from investments	$230,980	$210,756	$156,247
Dividends received (1)	$150,177	$243,101	$109,677

(1) For the year ended December 31, 2019, TUI Cruises paid us dividends totaling €170.0 million, or approximately $190.3 million, based on the exchange rates at the time of the transactions. The amounts included in the table above are net of tax withholdings.

	As of December 31,
	2019	2018
Total notes receivable due from equity investments	$184,558	$201,979
Less-current portion (1)	25,933	19,075
Long-term portion (2)	$158,625	$182,904
___________________________________________________________________
(1)  Included within Trade and other receivables, net in our consolidated balance sheets.
(2) Included within Other assets in our consolidated balance sheets.
We also provide ship management services to TUI Cruises GmbH, Pullmantur Holdings and Skysea Holding (which ceased cruising operations in September 2018). Additionally, we bareboat charter to Pullmantur Holdings the vessels currently operated by its brands, which were retained by us following the sale of our 51% interest in Pullmantur Holdings. We recorded the following as it relates to these services in our operating results within our consolidated statements of comprehensive income (loss) (in thousands):

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31,
	2019	2018	2017
Revenues	$47,242	$54,705	$53,532
Expenses	$4,304	$11,531	$15,176
Summarized financial information for our affiliates accounted for under the equity method of accounting was as follows (in thousands):

	As of December 31,
	2019	2018
Current assets	$435,152	$471,428
Non-current assets	4,019,394	3,826,018
Total assets	$4,454,546	$4,297,446

Current liabilities	$1,094,552	$1,064,741
Non- current liabilities	2,267,936	2,217,909
Total liabilities	$3,362,488	$3,282,650

Equity attributable to:
Noncontrolling interest	$1,784	$1,672

	Year ended December 31,
	2019	2018	2017
Total revenues	$2,354,744	$2,255,352	$1,994,014
Total expenses	(1,875,952)	(1,779,160)	(1,684,276)
Net income	$478,792	$476,192	$309,738

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Debt
Debt consists of the following (in thousands):

			As of December 31,
	Interest Rate(1)	Maturities Through	2019	2018
Fixed rate debt:
Senior notes	2.65% to 7.50%	2020 - 2028	$1,746,280	$1,724,194
Secured senior notes	7.25%	2025	662,398	670,437
Unsecured term loans	2.53% to 5.41%	2021 - 2030	2,806,774	2,148,351
Total fixed rate debt			5,215,452	4,542,982
Variable rate debt:
Unsecured revolving credit facilities(2)	2.79%	2022 - 2024	165,000	795,000
Commercial paper	2.19%	2019	1,434,180	775,488
USD unsecured term loan	2.31% to 5.64%	2019 - 2028	3,519,853	4,005,848
Euro unsecured term loan	1.15% to 1.58%	2021 - 2028	676,740	734,176
Total variable rate debt			5,795,773	6,310,512
Finance lease liabilities			230,258	130,944
Total debt (3)			11,241,483	10,984,438
Less: unamortized debt issuance costs			(206,607)	(206,739)
Total debt, net of unamortized debt issuance costs			11,034,876	10,777,699
Less—current portion including commercial paper			(2,620,766)	(2,422,329)
Long-term portion			$8,414,110	$8,355,370
(1)Interest rates based on outstanding loan balance as of December 31, 2019 and, for variable rate debt, include either LIBOR or EURIBOR plus the applicable margin.
(2)Includes $1.7 billion facility due in 2024 and $1.2 billion facility due in 2022, each of which accrue interest at LIBOR plus 1.00%, currently 2.91%, and are subject to a facility fee of 0.125%.
(3)At December 31, 2019 and 2018, the weighted average interest rate for total debt was 3.99% and 4.14%, respectively.
In April 2019, we amended our $1.4 billion unsecured revolving credit facility due in 2020 to extend the termination date through April 2024, increase the facility size to $1.7 billion and reduce pricing. The interest rate and facility fee vary with our senior debt rating and are currently set at LIBOR plus 1.0% per annum and 0.125% per annum, respectively. These amendments did not result in the extinguishment of debt. In addition, in May 2019, we amended our $1.15 billion unsecured revolving credit facility due in 2022 to reduce pricing to match pricing on our $1.7 billion unsecured revolving credit facility due in 2024.
In April 2019, we entered into and drew in full on an unsecured three-year term loan agreement in the amount of $1.0 billion. The loan accrues interest at a floating rate of LIBOR plus an applicable margin, which varies with our senior debt rating, and is currently 1.075% per annum. Proceeds of this loan were used to repay the $700 million 364-day loan due July 2019 related to the acquisition of Silversea Cruises and the remaining balance of the unsecured term loan originally incurred in 2010 to purchase Allure of the Seas. The repayment of these loans resulted in a total loss on the extinguishment of debt of $6.3 million, which was recognized within Other (expense) income within our consolidated statements of comprehensive income (loss) for the twelve months ended December 31, 2019.
In April 2019, we took delivery of Spectrum of the Seas. To finance the purchase, we borrowed $908.0 million under a previously committed unsecured term loan which is 95% guaranteed by Euler Hermes Aktiengesellschaft, the official export credit agency of Germany. The loan amortizes semi-annually over 12 years and bears interest at a fixed rate of 3.45% per annum.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In May 2019, we took delivery of Celebrity Flora. The purchase was financed through an unsecured term loan facility entered into in November 2017 in an amount up to €80.0 million, or approximately $89.8 million based on the exchange rate at December 31, 2019. As of December 31, 2019, we had fully drawn on this facility. The loan is due and payable at maturity in November 2024. Interest on the loan accrues at a floating rate based on EURIBOR plus the applicable margin. The applicable margin varies with our debt rating and was 1.195% as of December 31, 2019.
In June 2018, we established a commercial paper program pursuant to which we may issue short-term unsecured notes from time to time in an aggregate amount of up to $1.2 billion, which was increased to $2.9 billion in August 2019. The commercial paper issued is backstopped by our revolving credit facilities. As of December 31, 2019, we had $1.4 billion of commercial paper notes outstanding with a weighted average interest rate of 2.19% and a weighted average maturity of approximately 21 days. As of December 31, 2018 we had $777.0 million of commercial paper notes outstanding with a weighted average interest rate of 3.19% and a weighted average maturity of approximately 23 days.
Except for Celebrity Flora, all of our unsecured ship financing term loans are guaranteed by the export credit agency in the respective country in which the ship is constructed. In consideration for these guarantees, depending on the financing arrangement, we pay to the applicable export credit agency (1) a fee of 0.77% per annum based on the outstanding loan balance semi-annually over the term of the loan (subject to adjustment based upon our credit ratings) or (2) an upfront fee of 2.35% to 2.37% of the maximum loan amount. We amortize the fees that are paid upfront over the life of the loan and those that are paid semi-annually over each respective payment period. Prior to the loan being drawn, we present these fees within Other assets in our consolidated balance sheets. Once the loan is drawn, such fees are classified as a discount to the related loan, or contra-liability account, within Current portion of long-term debt or Long-term debt. In our consolidated statements of cash flows, we classify these fees within Amortization of debt issuance costs.
Under certain of our agreements, the contractual interest rate, facility fee and/or export credit agency fee vary with our debt rating.
The unsecured senior notes and senior debentures are not redeemable prior to maturity, except that certain series may be redeemed upon the payment of a make-whole premium.
Finance Leases
Silversea Cruises operates two ships, the Silver Whisper and Silver Explorer, under finance leases. The finance lease for the Silver Whisper will expire in 2022, subject to an option to purchase the ship, and the finance lease for the Silver Explorer will expire in 2021, subject to an option to extend the lease for up to an additional six years. The total aggregate amount of the finance lease liabilities recorded for these ships at the acquisition date was $82.8 million. The lease payments on the Silver Whisper are subject to adjustments based on the LIBOR rate. Refer to Note 3. Business Combination for further information regarding the assets acquired and liabilities assumed in the Silversea Cruises acquisition.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Following is a schedule of annual maturities on our total debt net of debt issuance costs, and including capital leases and commercial paper, as of December 31, 2019 for each of the next five years (in thousands):

Year
2020	$2,620,766
2021	843,906
2022	2,479,303
2023	763,382
2024	723,697
Thereafter	3,603,822
$11,034,876

Note 10. Leases
Our operating leases primarily relate to preferred berthing arrangements, real estate and shipboard equipment and are included within Operating lease right-of-use assets, and Long-term operating lease liabilities with the current portion of the liability included within Current portion of operating lease liabilities in our consolidated balance sheet as of December 31, 2019. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet. We recognize lease expense for these leases on a straight-line basis over the lease term. Refer to Note 2. Summary of Significant Accounting Policies, for further information on the adoption of ASC 842.
Finance leases are included within Property and equipment, net and Long-term debt, with the current portion of the debt reported within Current portion of debt, in our consolidated balance sheets.
Our finance leases include two ships, Silver Whisper and Silver Explorer, operated by Silversea Cruises. The finance lease for Silver Whisper will expire in 2022, subject to an option to purchase the ship, and the finance lease for Silver Explorer will expire in 2021, subject to an option to extend the lease for up to an additional 6 years.
In June 2019, the Company entered into a new master lease agreement (“Master Lease”) with Miami-Dade County relating to the buildings and surrounding land located at its Miami headquarters, which are classified as finance leases in accordance with ASC 842. Prior to entering into the Master Lease, the buildings were classified as operating lease assets. The finance lease for the buildings and land will expire in 2072, which includes an initial 43 years lease term and two five-year options to extend the lease. We consider the possibility of exercising the two five-year options reasonably certain.
For some of our real estate leases and berthing agreements, we do have the option to extend our current lease term. For those lease agreements with renewal options, the renewal periods for real estate leases range from one to 10 years and the renewal periods for berthing agreements range from one year to 20 years. Generally, we do not include renewal options as a component of our present value calculation for berthing agreements. However, for certain real estate leases, we include them. Additionally, we do have a residual value guarantee associated with our lease of a terminal at PortMiami in Miami, Florida that approximates a percentage of cost of the asset as of the inception of the lease. We consider the possibility of incurring costs associated with the residual value guarantee to be remote.
As most of our leases do not provide an implicit rate, we use our incremental borrowing rate in determining the present value of lease payments. We estimate our incremental borrowing rates based on LIBOR and U.S. Treasury note rates corresponding to lease terms increased by the Company’s credit risk spread and reduced by the estimated impact of collateral. We used the incremental borrowing rate as of the adoption date for operating leases that commenced prior to that date. In addition, we have lease agreements with lease and non-lease components, which are generally accounted for separately. However, for berthing agreements, we account for the lease and non-lease components as a single lease component.
Additionally, we bareboat charter to Pullmantur Holdings the vessels currently operated by its brands, which were retained by us following the sale of our 51% interest in Pullmantur Holdings in 2016. We account for the bareboat charters of these vessels as operating leases for which we are the lessor.  The remaining payments and term of these leases are immaterial to our consolidated financial statements.
Supplemental balance sheet information for leases was as follows (in thousands):

As of December 31, 2019
Lease assets:
Finance lease right-of-use assets, net:
Property and equipment, gross	$376,159
Accumulated depreciation	(57,955)
Property and equipment, net	318,204
Operating lease right-of-use assets	687,555
Total lease assets	$1,005,759
Lease liabilities:
Finance lease liabilities:
Current portion of debt	$33,561
Long-term debt	196,697
Total finance lease liabilities	230,258
Operating lease liabilities:
Current portion of operating lease liabilities	96,976
Long-term operating lease liabilities	601,641
Total operating lease liabilities	698,617
Total lease liabilities	$928,875

The components of lease expense were as follows (in thousands):

	Consolidated Statement of Comprehensive Income (Loss) Classification	Twelve Months Ended December 31, 2019
Lease costs:
Operating lease costs	Commission, transportation and other	$76,226
Operating lease costs	Other operating expenses	27,868
Operating lease costs	Marketing, selling and administrative expenses	18,837
Finance lease costs:
Amortization of right-of-use-assets	Depreciation and amortization expenses	22,044
Interest on lease liabilities	Interest expense, net of interest capitalized	8,355
Total lease costs		$153,330

In addition, certain of our berth agreements include variable lease costs based on the number of passengers berthed. During the twelve months ended December 31, 2019, we had $103.3 million of variable lease costs recorded within Commission, transportation and other in our consolidated statement of comprehensive income (loss).

Weighted average of the remaining lease terms and weighted average discount rates are as follows:

As of December 31, 2019
Weighted average of the remaining lease term
Operating leases	10.3
Finance leases	30.22
Weighted average discount rate
Operating leases	4.65%
Finance leases	4.47%

Supplemental cash flow information related to leases is as follows (in thousands):

Twelve Months Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$125,307
Operating cash flows from finance leases	$8,355
Financing cash flows from finance leases	$32,090

As of December 31, 2019, maturities related to lease liabilities were as follows (in thousands):

Years	Operating Leases	Finance Leases
2020	$126,235	$43,793
2021	113,033	46,726
2022	104,907	23,801
2023	101,547	12,539
2024	75,510	12,528
Thereafter	417,122	405,756
Total lease payments	938,354	545,143
Less: Interest	(239,737)	(314,885)
Present value of lease liabilities	$698,617	$230,258

Operating lease payments do not include any costs related to options to extend lease terms as none are reasonably certain of being exercised.

Under ASC 840, Leases, future minimum lease payments under noncancelable operating leases, primarily for offices, warehouses and motor vehicles, as of December 31, 2018 were as follows (in thousands):

Years
2019	$67,682
2020	64,237
2021	56,142
2022	52,759
2023	52,522
Thereafter	383,974
$677,316

Total expense for operating leases, under ASC 840, primarily for offices, warehouses and motor vehicles amounted to $32.2 million and $29.3 million for the years ended December 31, 2018 and 2017, respectively.
In July 2016, we executed an agreement with Miami Dade County (“MDC”), which was simultaneously assigned to Sumitomo Banking Corporation (“SMBC”), to lease land from MDC and construct a new cruise terminal of approximately 170,000 square feet at PortMiami in Miami, Florida, which was completed during the fourth quarter of 2018 and serves as a homeport. During the construction period, SMBC funded the costs of the terminal’s construction and land lease. Once the terminal was substantially completed, we commenced operating and leasing the terminal from SMBC for a five-year term. We determined that the lease arrangement between SMBC and us should be accounted for as an operating lease.

Note 11. Redeemable Noncontrolling Interest
In connection with the acquisition of Silversea Cruises, we recorded a redeemable noncontrolling interest of $537.8 million due to the put options held by HCH. The put options may require us to purchase HCH's remaining interest, or 33.3% of Silversea Cruises, upon the occurrence or nonoccurrence of certain future events that are not solely within our control. As of December 31, 2019, HCH's interest is presented as Redeemable noncontrolling interest and is classified outside of shareholders' equity in our consolidated balance sheets. Additionally, the noncontrolling interest's share in the net earnings (loss) and contractual accretion requirements associated with the put options are included in Net Income attributable to noncontrolling interests in our consolidated statements of comprehensive income (loss).
The following table presents changes in the redeemable noncontrolling interest as of December 31, 2019 (in thousands):

Balance as of January 1, 2018	$—
Additions (Silversea Cruises acqusition)	537,770
Net income attributable to noncontrolling interest, including the contractual accretion of the put options	4,750
Other	(500)
Balance at December 31, 2018	$542,020
Net income attributable to noncontrolling interest, including the contractual accretion of the put options	28,713
Distribution to noncontrolling interest	(752)
Balance at December 31, 2019	$569,981

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Shareholders' Equity
Dividends Declared
During the fourth and third quarters of 2019, we declared a cash dividend on our common stock of $0.78 per share which was paid in the first quarter of 2020 and fourth quarter of 2019, respectively. During the first and second quarters of 2019, we declared a cash dividend on our common stock of $0.70 per share which was paid in the second and third quarters of 2019, respectively.
During the fourth and third quarters of 2018, we declared a cash dividend on our common stock of $0.70 per share which was paid in the first quarter of 2019 and fourth quarter of 2018, respectively. During the first and second quarters of 2018, we declared a cash dividend on our common stock of $0.60 per share which was paid in the second and third quarters of 2018, respectively. During the first quarter of 2018, we also paid a cash dividend on our common stock of $0.60 per share which was declared during the fourth quarter of 2017.
During the fourth and third quarters of 2017, we declared a cash dividend on our common stock of $0.60 per share which was paid in the first quarter of 2018 and fourth quarter of 2017, respectively. During the first and second quarters of 2017, we declared a cash dividend on our common stock of $0.48 per share which was paid in the second and third quarters of 2017, respectively. During the first quarter of 2017, we also paid a cash dividend on our common stock of $0.48 per share which was declared during the fourth quarter of 2016.
Common Stock Repurchase Program
In May 2018, our board of directors authorized a 24-month common stock repurchase program for up to $1.0 billion. The timing and number of shares to be repurchased will depend on a variety of factors, including price and market conditions. Repurchases under the program may be made at management's discretion from time to time on the open market or through privately negotiated transactions. During the year ended December 31, 2019, we repurchased 0.9 million shares of our common stock under this program, for a total of $99.6 million, in open market transactions that were recorded within Treasury stock in our consolidated balance sheets. As of December 31, 2019, we have $600.0 million that remains available for future stock repurchase transactions under our Board authorized program.
Note 13. Stock-Based Employee Compensation
We currently have awards outstanding under one stock-based compensation plan, our 2008 Equity Plan, which provides for awards to our officers, directors and key employees. The plan consists of a 2008 Equity Plan, as amended, provides for the issuance of up to 14,000,000 shares of our common stock pursuant to grants of (i) incentive and non-qualified stock options, (ii) stock appreciation rights, (iii) stock awards (including time-based and/or performance-based stock awards) and (iv) restricted stock units (including time-based and performance-based restricted stock units). During any calendar year, no one individual (other than non-employee members of our board of directors) may be granted awards of more than 500,000 shares and no non-employee member of our board of directors may be granted awards with a value in excess of $500,000 at the grant date. Options and restricted stock units outstanding as of December 31, 2019 generally vest in equal installments over four years from the date of grant. In addition, performance shares and performance share units generally vest in three years. With certain limited exceptions, awards are forfeited if the recipient ceases to be an employee before the shares vest.
Prior to 2012, our officers received a combination of stock options and restricted stock units. Beginning in 2012, our officers instead receive their long-term incentive awards through a combination of performance share units and restricted stock units. Each performance share unit award is expressed as a target number of performance share units based upon the fair market value of our common stock on the date the award is issued. The actual number of shares underlying each award (not to exceed 200% of the target number of performance share units) will be determined based upon the Company's achievement of a specified performance target range. In 2019, we issued a target number of 187,924 performance share units, which will vest approximately three years following the award issue date. The performance payout of these grants will be based on return on our invested capital ("ROIC") and

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

earnings per share (“EPS”) for the year ended December 31, 2021, as may be adjusted by the Talent and Compensation Committee of our board of directors in early 2022 for events that are outside of management's control.
Beginning in 2016, our senior officers meeting certain minimum age and service criteria receive their long-term incentive awards through a combination of restricted stock awards and restricted stock units. The restricted stock awards are subject to both performance and time-based vesting criteria while the restricted stock units are subject only to time-based vesting criteria. Each restricted stock award is issued in an amount equal to 200% of the target number of shares underlying the award based upon the fair market value of our common stock on the date the award is issued. Dividends accrue (but do not get paid) on the restricted stock awards during the vesting period, with the accrued amounts to be paid out following vesting only on the number of shares underlying the award which actually vest based on satisfaction of the performance criteria. The actual number of shares that vest (not to exceed 200% of the shares) will be determined based upon the Company's achievement of a specified performance target range. In 2019, we issued 194,486 restricted stock awards, representing 200% of the target number of shares underlying the award, all of which are considered issued and outstanding from the date of issuance, however; grantees will only retain those shares earned as the result of the Company achieving the performance goals during the measurement period. The performance payout of the 2019 awards will be based on ROIC and EPS for the year ended December 31, 2021, as may be adjusted by the Talent and Compensation Committee of our board of directors in early 2022 for events that are outside of management's control.
On January 24, 2018, the Company issued a one-time bonus award for all non-officer employees. These awards vest, in equal installments, over the 3 years following the award issue date. For shoreside eligible employees, awards were issued as equity-settled restricted stock units.
We also provide an Employee Stock Purchase Plan ("ESPP") to facilitate the purchase by employees of up to 1,300,000 shares of common stock in the aggregate. Offerings to employees are made on a quarterly basis. Subject to certain limitations, the purchase price for each share of common stock is equal to 85% of the average of the market prices of the common stock as reported on the New York Stock Exchange on the first business day of the purchase period and the last business day of each month of the purchase period. During the years ended December 31, 2019, 2018 and 2017, 91,586, 74,100 and 51,989 shares of our common stock were purchased under the ESPP at a weighted-average price of $98.20, $97.50 and $93.15, respectively.
Total compensation expense recognized for employee stock-based compensation for the years ended December 31, 2019, 2018 and 2017 was as follows (in thousands):

	Employee Stock-Based Compensation
Classification of expense	2019	2018	2017
Marketing, selling and administrative expenses	$75,930	$46,061	$69,459
Total compensation expense	$75,930	$46,061	$69,459
The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The estimated fair value of stock options, less estimated forfeitures, is amortized over the vesting period using the graded-vesting method. We did not issue any stock options during the years ended December 31, 2019, 2018 and 2017.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock option activity and information about stock options outstanding are summarized in the following table:

Stock Option Activity	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
			(years)	(in thousands)
Outstanding at January 1, 2019	153,093	$29.06	1.23	$10,399
Granted	—	—
Exercised	(87,262)	$19.96
Canceled	(844)	$33.73
Outstanding at December 31, 2019	64,987	$41.22	0.87	$5,990
Vested at December 31, 2019	64,987	$41.22	0.87	$5,990
Options Exercisable at December 31, 2019	64,987	$41.22	0.87	$5,990
___________________________________________________________________
(1)The intrinsic value represents the amount by which the fair value of stock exceeds the option exercise price.
The total intrinsic value of stock options exercised during the years ended December 31, 2019, 2018 and 2017 was $8.1 million, $11.1 million and $4.5 million, respectively. As of December 31, 2019, there was no unrecognized compensation cost, net of estimated forfeitures, related to stock options granted under our stock incentive plan.
Restricted stock units are converted into shares of common stock upon vesting or, if applicable, are settled on a one-for-one basis. The cost of these awards is determined using the fair value of our common stock on the date of the grant, and compensation expense is recognized over the vesting period. Restricted stock activity is summarized in the following table:

Restricted Stock Units Activity	Number of Awards	Weighted- Average Grant Date Fair Value
Non-vested share units as of January 1, 2019	$800,585	$103.32
Granted	293,707	112.13
Vested	(267,134)	96.96
Canceled	(25,323)	109.32
Non-vested share units as of December 31, 2019	$801,835	$88.97

The weighted-average estimated fair value of restricted stock units granted during the years ended December 31, 2018 and 2017 was $122.12 and $99.03, respectively. The total fair value of shares released on the vesting of restricted stock units during the years ended December 31, 2019, 2018 and 2017 was $30.8 million, $33.9 million and $38.7 million, respectively. As of December 31, 2019, we had $37.1 million of total unrecognized compensation expense, net of estimated forfeitures, related to restricted stock unit grants, which will be recognized over the weighted-average period of 1.39 years.
Performance share units are converted into shares of common stock upon vesting on a one-for-one basis. We estimate the fair value of each performance share when the grant is authorized and the related service period has commenced. We remeasure the fair value of our performance shares in each subsequent reporting period until the grant date has occurred, which is the date when the performance conditions are satisfied. We recognize compensation cost over the vesting period based on the probability of the service and performance conditions being achieved adjusted for each subsequent fair value measurement until the grant date. If the specified service and performance conditions are not met, compensation expense will not be recognized and any previously recognized compensation expense will be reversed. Performance share units activity is summarized in the following table:

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Performance Share Units Activity	Number of Awards	Weighted- Average Grant Date Fair Value
Non-vested share units as of January 1, 2019	302,561	88.57
Granted	187,924	87.39
Vested	(198,537)	62.49
Canceled	(5,931)	95.12
Non-vested share units as of December 31, 2019	286,017	105.76

The weighted-average estimated fair value of performance share units granted during the years ended December 31, 2018 and 2017 was $97.98 and $84.16, respectively. The total fair value of shares released on the vesting of performance share units during the years ended December 31, 2019, 2018 and 2017 was $23.0 million, $27.3 million and $10.0 million, respectively. As of December 31, 2019, we had $10.0 million of total unrecognized compensation expense, net of estimated forfeitures, related to performance share unit grants, which will be recognized over the weighted-average period of 1.06 year.
The shares underlying our restricted stock awards to age and service eligible senior officers are issued as of the grant date in an amount equal to 200% of the target number of shares. Following the vesting date, the restrictions will lift with respect to the number of shares for which the performance criteria was met and any excess shares will be canceled. Dividends will accrue on the issued restricted shares during the vesting period, but will not be paid to the recipient until the awards vest and the final number of shares underlying the award is determined, at which point, the dividends will be paid in cash only on the earned shares. We estimate the fair value of each restricted stock award when the grant is authorized and the related service period has commenced. We remeasure the fair value of these restricted stock awards in each subsequent reporting period until the grant date has occurred, which is the date when the performance conditions are satisfied. We recognize compensation cost over the vesting period based on the probability of the service and performance conditions being achieved adjusted for each subsequent fair value measurement until the grant date. If the specified service and performance conditions are not met, compensation expense will not be recognized, any previously recognized compensation expense will be reversed, and any unearned shares will be returned to the Company. Restricted stock awards activity is summarized in the following table:

Restricted Stock Awards Activity	Number of Awards	Weighted- Average Grant Date Fair Value
Non-vested share units as of January 1, 2019	390,198	96.03
Granted	194,486	118.08
Vested	(120,329)	66.93
Canceled	(11,899)	66.93
Non-vested share units as of December 31, 2019	452,456	114.01

The weighted-average estimated fair value of restricted stock awards granted during the years ended December 31, 2018 and 2017 was $129.23 and $95.04, respectively. As of December 31, 2019, we had $3.2 million of total unrecognized compensation expense, net of estimated forfeitures, related to restricted stock award grants, which will be recognized over the weighted-average period of 1.24 years.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Earnings Per Share
A reconciliation between basic and diluted earnings per share is as follows (in thousands, except per share data):

	Year Ended December 31,
	2019	2018	2017
Net Income attributable to Royal Caribbean Cruises Ltd. for basic and diluted earnings per share	$1,878,887	$1,811,042	$1,625,133
Weighted-average common shares outstanding	209,405	210,570	214,617
Dilutive effect of stock-based awards	525	984	1,077
Diluted weighted-average shares outstanding	209,930	211,554	215,694
Basic earnings per share	$8.97	$8.60	$7.57
Diluted earnings per share	$8.95	$8.56	$7.53
There were no antidilutive shares for the years ended December 31, 2019, 2018 and 2017.

Note 15. Retirement Plan
We maintain a defined contribution plan covering shoreside employees. Effective January 1, 2016, we commenced annual, non-elective contributions to the plan on behalf of all eligible participants equal to 3% of participants' eligible earnings. Remaining annual contributions to the plan are discretionary and are based on fixed percentages of participants' salaries and years of service, not to exceed certain maximums. Contribution expenses were $21.2 million, $18.9 million and $17.4 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Note 16. Income Taxes
We are subject to corporate income taxes in countries where we have operations or subsidiaries. We and the majority of our ship-operating and vessel-owning subsidiaries are currently exempt from U.S. corporate income tax on U.S. source income from the international operation of ships pursuant to Section 883 of the Internal Revenue Code. Regulations under Section 883 have limited the activities that are considered the international operation of a ship or incidental thereto. Accordingly, our provision for U.S. federal and state income taxes includes taxes on certain activities not considered incidental to the international operation of our ships.
Additionally, one of our ship-operating subsidiaries is subject to tax under the tonnage tax regime of the United Kingdom. Under this regime, income from qualifying activities is subject to corporate income tax, but the tax is computed by reference to the tonnage of the ship or ships registered under the relevant provisions of the tax regimes (the "relevant shipping profits"), which replaces the regular taxable income base. Income from activities not considered qualifying activities, which we do not consider significant, remains subject to United-Kingdom corporate income tax.
Income tax expense for items not qualifying under Section 883, tonnage tax and income taxes for the remainder of our subsidiaries was approximately $32.6 million, $20.9 million and $18.3 million for the years ended December 31, 2019, 2018 and 2017, respectively, and was recorded within Other income (expense). In addition, all interest expense and penalties related to income tax liabilities are classified as income tax expense within Other income (expense).
For a majority of our subsidiaries, we do not expect to incur income taxes on future distributions of undistributed earnings. Accordingly, no deferred income taxes have been provided for the distribution of these earnings. Where we do expect to incur income taxes on future distributions of undistributed earnings, we have provided for deferred taxes, which we do not consider significant to our operations.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2019, the Company had deferred tax assets, for foreign net operating losses (“NOLs”) of $25.1 million. We have provided a full valuation allowance for these NOLs. $17.6 million of the NOLs are subject to expire between 2020 and 2025.
Our deferred tax assets and deferred tax liabilities and corresponding valuation allowances related to our operations were not material as of December 31, 2019 and 2018.
We regularly review deferred tax assets for recoverability based on our history of earnings, expectations of future earnings, and tax planning strategies. Realization of deferred tax assets ultimately depends on the existence of sufficient taxable income to support the amount of deferred taxes. A valuation allowance is recorded in those circumstances in which we conclude it is not more-likely-than-not we will recover the deferred tax assets prior to their expiration.

Note 17. Changes in Accumulated Other Comprehensive Income (Loss)
The following table presents the changes in accumulated other comprehensive loss by component for the years ended December 31, 2019, 2018 and 2017 (in thousands):

	Changes related to cash flow derivative hedges	Changes in defined benefit plans	Foreign currency translation adjustments	Accumulated other comprehensive (loss) income

Accumulated comprehensive loss at January 1, 2017	$(820,850)	$(28,083)	$(67,551)	$(916,484)
Other comprehensive income (loss) before reclassifications	381,865	(6,755)	17,307	392,417
Amounts reclassified from accumulated other comprehensive loss	188,630	1,172	—	189,802
Net current-period other comprehensive income (loss)	570,495	(5,583)	17,307	582,219

Accumulated comprehensive loss at January 1, 2018	(250,355)	(33,666)	(50,244)	(334,265)
Other comprehensive income (loss) before reclassifications	(297,994)	6,156	(14,251)	(306,089)
Amounts reclassified from accumulated other comprehensive loss	11,133	1,487	—	12,620
Net current-period other comprehensive (loss) income	(286,861)	7,643	(14,251)	(293,469)

Accumulated comprehensive loss at January 1, 2019	(537,216)	(26,023)	(64,495)	(627,734)
Other comprehensive (loss) income before reclassifications	(146,108)	(20,314)	869	(165,553)
Amounts reclassified from accumulated other comprehensive loss	(5,205)	779	—	(4,426)
Net current-period other comprehensive (loss) income	(151,313)	(19,535)	869	(169,979)

Accumulated comprehensive loss at December 31, 2019	$(688,529)	$(45,558)	$(63,626)	$(797,713)

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents reclassifications out of accumulated other comprehensive loss for the years ended December 31, 2019, 2018 and 2017 (in thousands):

	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss into Income
Details about Accumulated Other Comprehensive Loss Components	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	Affected Line Item in Statements of Comprehensive Income (Loss)
Gain (loss) on cash flow derivative hedges:
Interest rate swaps	(4,289)	(10,931)	(31,603)	Interest expense, net of interest capitalized
Foreign currency forward contracts	(14,063)	(12,843)	(10,840)	Depreciation and amortization expenses
Foreign currency forward contracts	(5,080)	12,855	(9,472)	Other income (expense)
Foreign currency forward contracts	—	—	—	Other indirect operating expenses
Foreign currency collar options	—	—	(2,408)	Depreciation and amortization expenses
Fuel swaps	(1,292)	(1,580)	7,382	Other income (expense)
Fuel swaps	29,929	1,366	(141,689)	Fuel
	5,205	(11,133)	(188,630)
Amortization of defined benefit plans:
Actuarial loss	(779)	(1,487)	(1,172)	Payroll and related
	(779)	(1,487)	(1,172)
Total reclassifications for the period	$4,426	$(12,620)	$(189,802)

Note 18. Fair Value Measurements and Derivative Instruments
Fair Value Measurements
The estimated fair value of our financial instruments that are not measured at fair value, categorized based upon the fair value hierarchy, are as follows (in thousands):

	Fair Value Measurements at December 31, 2019					Fair Value Measurements at December 31, 2018
Description	Total Carrying Amount	Total Fair Value	Level 1(1)	Level 2(2)	Level 3(3)	Total Carrying Amount	Total Fair Value	Level 1(1)	Level 2(2)	Level 3(3)
Assets:
Cash and cash equivalents(4)	$243,738	$243,738	$243,738	—	—	$287,852	$287,852	$287,852	—	—
Total Assets	$243,738	$243,738	$243,738	$—	$—	$287,852	$287,852	$287,852	$—	$—
Liabilities:
Long-term debt (including current portion of long-term debt)(5)	$9,370,438	$10,059,055	—	$10,059,055	—	$9,871,267	$10,244,214	—	$10,244,214	—
Total Liabilities	$9,370,438	$10,059,055	$—	$10,059,055	$—	$9,871,267	$10,244,214	$—	$10,244,214	$—
___________________________________________________________________
(1)Inputs based on quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.
(2)Inputs other than quoted prices included within Level 1 that are observable for the liability, either directly or indirectly. For unsecured revolving credit facilities and unsecured term loans, fair value is determined utilizing the income valuation approach. This valuation model takes into account the contract terms of our debt such as the debt maturity and the interest rate on the debt. The valuation model also takes into account the creditworthiness of the Company.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3)Inputs that are unobservable. The Company did not use any Level 3 inputs as of December 31, 2019 and 2018.
(4)Consists of cash and marketable securities with original maturities of less than 90 days.
(5)Consists of unsecured revolving credit facilities, senior notes, senior debentures and term loans. These amounts do not include our capital lease obligations or commercial paper.
Fair Value Measurements on a Nonrecurring Basis
During 2018, we announced that Skysea Holding would cease cruising operations by the end of 2018. As a result, we did not deem our investment balance to be recoverable and estimated the fair value of our investment to be zero. For further information on our Skysea Holding investment and impairment, refer to Note 8. Other Assets.
Other Financial Instruments
The carrying amounts of accounts receivable, accounts payable, accrued interest, accrued expenses and commercial paper approximate fair value as of December 31, 2019 and 2018.
Assets and liabilities that are recorded at fair value have been categorized based upon the fair value hierarchy. The following table presents information about the Company's financial instruments recorded at fair value on a recurring basis (in thousands):

	Fair Value Measurements at December 31, 2019				Fair Value Measurements at December 31, 2018
Description	Total Fair Value	Level 1(1)	Level 2(2)	Level 3(3)	Total Fair Value	Level 1(1)	Level 2(2)	Level 3(3)
Assets:
Derivative financial instruments(4)	$39,994	$—	$39,994	$—	$65,297	$—	$65,297	$—
Total Assets	$39,994	$—	$39,994	$—	$65,297	$—	$65,297	$—
Liabilities:
Derivative financial instruments(5)	$257,728	$—	$257,728	$—	$201,812	$—	$201,812	$—
Contingent consideration(6)	62,400	—	—	62,400	44,000	—	—	44,000
Total Liabilities	$320,128	$—	$257,728	$62,400	$245,812	$—	$201,812	$44,000
___________________________________________________________________
(1)Inputs based on quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.
(2)Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. For foreign currency forward contracts, interest rate swaps and fuel swaps, fair value is derived using valuation models that utilize the income valuation approach. These valuation models take into account the contract terms, such as maturity as well as other inputs, such as foreign exchange rates and curves, fuel types, fuel curves and interest rate yield curves. Derivative instrument fair values take into account the creditworthiness of the counterparty and the Company.
(3)Inputs that are unobservable.
(4)Consists of foreign currency forward contracts, interest rate swaps and fuel swaps. Refer to the "Fair Value of Derivative Instruments" table for breakdown by instrument type.
(5)Consists of foreign currency forward contracts, interest rate swaps and fuel swaps. Refer to the "Fair Value of Derivative Instruments" table for breakdown by instrument type.
(6)The contingent consideration related to the Silversea Cruises acquisition is estimated by applying a Monte-Carlo simulation method using our closing stock price along with significant inputs not observable in the market, including the probability of achieving the milestones and estimated future operating results. The Monte-Carlo simulation is a generally accepted statistical technique used to generate a defined number of valuation paths in order to develop a reasonable estimate of fair value. Refer to Note 3. Business Combination for further information on the Silversea Cruises acquisition. For the twelve months ended December 31, 2019, we recorded a contingent consideration expense of $18.4 million within Other (expense) income in our consolidated statements of comprehensive income (loss).
The reported fair values are based on a variety of factors and assumptions. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of December 31, 2019 or

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2018, or that will be realized in the future, and do not include expenses that could be incurred in an actual sale or settlement.
We have master International Swaps and Derivatives Association (“ISDA”) agreements in place with our derivative instrument counterparties. These ISDA agreements generally provide for final close out netting with our counterparties for all positions in the case of default or termination of the ISDA agreement. We have determined that our ISDA agreements provide us with rights of setoff on the fair value of derivative instruments in a gain position and those in a loss position with the same counterparty. We have elected not to offset such derivative instrument fair values in our consolidated balance sheets.
See Credit Related Contingent Features for further discussion on contingent collateral requirements for our derivative instruments.
The following table presents information about the Company’s offsetting of financial assets under master netting agreements with derivative counterparties (in thousands):

	Gross Amounts not Offset in the Consolidated Balance Sheet that are Subject to Master Netting Agreements
	As of December 31, 2019				As of December 31, 2018
	Gross Amount of Derivative Assets Presented in the Consolidated Balance Sheet	Gross Amount of Eligible Offsetting Recognized Derivative Liabilities	Cash Collateral Received	Net Amount of Derivative Assets	Gross Amount of Derivative Assets Presented in the Consolidated Balance Sheet	Gross Amount of Eligible Offsetting Recognized Derivative Assets	Cash Collateral Received	Net Amount of Derivative Assets

Derivatives subject to master netting agreements	$39,994	$(39,994)	$—	$—	$65,297	$(60,303)	$—	$4,994
Total	$39,994	$(39,994)	$—	$—	$65,297	$(60,303)	$—	$4,994
The following table presents information about the Company’s offsetting of financial liabilities under master netting agreements with derivative counterparties (in thousands):

	Gross Amounts not Offset in the Consolidated Balance Sheet that are Subject to Master Netting Agreements
	As of December 31, 2019				As of December 31, 2018
	Gross Amount of Derivative Liabilities Presented in the Consolidated Balance Sheet	Gross Amount of Eligible Offsetting Recognized Derivative Assets	Cash Collateral Pledged	Net Amount of Derivative Liabilities	Gross Amount of Derivative Liabilities Presented in the Consolidated Balance Sheet	Gross Amount of Eligible Offsetting Recognized Derivative Liabilities	Cash Collateral Pledged	Net Amount of Derivative Liabilities

Derivatives subject to master netting agreements	$(257,728)	$39,994	$—	$(217,734)	$(201,812)	$60,303	$—	$(141,509)
Total	$(257,728)	$39,994	$—	$(217,734)	$(201,812)	$60,303	$—	$(141,509)

Derivative Instruments
We are exposed to market risk attributable to changes in interest rates, foreign currency exchange rates and fuel prices. We try to mitigate these risks through a combination of our normal operating and financing activities and through the use of derivative financial instruments pursuant to our hedging practices and policies. The financial impact of these hedging instruments is primarily offset by corresponding changes in the underlying exposures being hedged. We achieve this by closely matching the notional amount, term and conditions of the derivative instrument with the underlying risk being hedged. Although certain of our derivative financial instruments do not qualify or are not accounted for under hedge accounting, our objective is not to hold or issue derivative financial instruments for trading or other speculative purposes.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We enter into various forward, swap and option contracts to manage our interest rate exposure and to limit our exposure to fluctuations in foreign currency exchange rates and fuel prices. These instruments are recorded on the balance sheet at their fair value and the vast majority are designated as hedges. We also use non-derivative financial instruments designated as hedges of our net investment in our foreign operations and investments.
At inception of the hedge relationship, a derivative instrument that hedges the exposure to changes in the fair value of a firm commitment or a recognized asset or liability is designated as a fair value hedge. A derivative instrument that hedges a forecasted transaction or the variability of cash flows related to a recognized asset or liability is designated as a cash flow hedge.
Changes in the fair value of derivatives that are designated as fair value hedges are offset against changes in the fair value of the underlying hedged assets, liabilities or firm commitments. Gains and losses on derivatives that are designated as cash flow hedges are recorded as a component of Accumulated other comprehensive loss until the underlying hedged transactions are recognized in earnings. The foreign currency transaction gain or loss of our non-derivative financial instruments and the changes in the fair value of derivatives designated as hedges of our net investment in foreign operations and investments are recognized as a component of Accumulated other comprehensive loss along with the associated foreign currency translation adjustment of the foreign operation or investment, with the amortization of excluded components affecting earnings.
On an ongoing basis, we assess whether derivatives used in hedging transactions are "highly effective" in offsetting changes in the fair value or cash flow of hedged items. For our net investment hedges, we use the dollar offset method to measure effectiveness. For all other hedging programs, we use the long-haul method to assess hedge effectiveness using regression analysis for each hedge relationship. The methodology for assessing hedge effectiveness is applied on a consistent basis for each one of our hedging programs (i.e., interest rate, foreign currency ship construction, foreign currency net investment and fuel). For our regression analyses, we use an observation period of up to three years, utilizing market data relevant to the hedge horizon of each hedge relationship. High effectiveness is achieved when a statistically valid relationship reflects a high degree of offset and correlation between the changes in the fair values of the derivative instrument and the hedged item. If it is determined that a derivative is not highly effective as a hedge or hedge accounting is discontinued, any change in fair value of the derivative since the last date at which it was determined to be effective is recognized in earnings.
Cash flows from derivative instruments that are designated as fair value or cash flow hedges are classified in the same category as the cash flows from the underlying hedged items. In the event that hedge accounting is discontinued, cash flows subsequent to the date of discontinuance are classified within investing activities. Cash flows from derivative instruments not designated as hedging instruments are classified as investing activities.
We consider the classification of the underlying hedged item’s cash flows in determining the classification for the designated derivative instrument’s cash flows. We classify derivative instrument cash flows from hedges of benchmark interest rate or hedges of fuel expense as operating activities due to the nature of the hedged item. Likewise, we classify derivative instrument cash flows from hedges of foreign currency risk on our newbuild ship payments as investing activities.
Interest Rate Risk
Our exposure to market risk for changes in interest rates primarily relates to our debt obligations including future interest payments. At December 31, 2019 and 2018, approximately 62.1% and 59.1%, respectively, of our debt was effectively fixed. We use interest rate swap agreements to modify our exposure to interest rate movements and to manage our interest expense.
Market risk associated with our fixed rate debt is the potential increase in fair value resulting from a decrease in interest rates. We use interest rate swap agreements that effectively convert a portion of our fixed-rate debt to a floating-rate basis to manage this risk. At December 31, 2019 and 2018, we maintained interest rate swap agreements on the following fixed-rate debt instruments:

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Debt Instrument	Swap Notional as of December 31, 2019 (In thousands)	Maturity	Debt Fixed Rate	Swap Floating Rate: LIBOR plus	All-in Swap Floating Rate as of December 31, 2019
Oasis of the Seas term loan	$70,000	October 2021	5.41%	3.87%	5.80%
Unsecured senior notes	650,000	November 2022	5.25%	3.63%	5.54%
	$720,000
These interest rate swap agreements are accounted for as fair value hedges.
Market risk associated with our long-term floating rate debt is the potential increase in interest expense from an increase in interest rates. We use interest rate swap agreements that effectively convert a portion of our floating-rate debt to a fixed-rate basis to manage this risk. At December 31, 2019 and 2018, we maintained interest rate swap agreements on the following floating-rate debt instruments:

Debt Instrument	Swap Notional as of December 31, 2019 (In thousands)	Maturity	Debt Floating Rate		All-in Swap Fixed Rate
Celebrity Reflection term loan	$272,708	October 2024	LIBOR plus	0.40%	2.85%
Quantum of the Seas term loan	428,750	October 2026	LIBOR plus	1.30%	3.74%
Anthem of the Seas term loan	453,125	April 2027	LIBOR plus	1.30%	3.86%
Ovation of the Seas term loan	587,917	April 2028	LIBOR plus	1.00%	3.16%
Harmony of the Seas term loan (1)	551,325	May 2028	EURIBOR plus	1.15%	2.26%
Odyssey of the Seas term loan(2)	460,000	October 2032	LIBOR plus	0.95%	3.20%
	$2,753,825
___________________________________________________________________
(1) Interest rate swap agreements hedging the Euro-denominated term loan for Harmony of the Seas include EURIBOR zero-floors matching the hedged debt EURIBOR zero-floor. Amount presented is based on the exchange rate as of December 31, 2019.
(2) Interest rate swap agreements hedging the term loan for Odyssey of the Seas include LIBOR zero-floors matching the hedged debt LIBOR zero-floor. The anticipated unsecured term loan for the financing of Odyssey of the Seas is expected to be drawn in October 2020.
These interest rate swap agreements are accounted for as cash flow hedges.
The notional amount of interest rate swap agreements related to outstanding debt and our current unfunded financing arrangements as of December 31, 2019 and 2018 was $3.5 billion and $3.4 billion, respectively.
Foreign Currency Exchange Rate Risk
Derivative Instruments
Our primary exposure to foreign currency exchange rate risk relates to our ship construction contracts denominated in Euros, our foreign currency denominated debt and our international business operations. We enter into foreign currency forward contracts to manage portions of the exposure to movements in foreign currency exchange rates. As of December 31, 2019, the aggregate cost of our ships on order, was $14.8 billion, of which we had deposited $881.5 million as of such date. These amounts do not include any ships placed on order that are contingent upon completion of conditions precedent and/or financing, any ships on order by our Partner Brands and any ships on order placed by Silversea Cruises during the reporting lag period. Refer to Note 19. Commitments and Contingencies, for further information on our ships on order. At December 31, 2019 and 2018, approximately 65.9% and 53.5%, respectively, of the aggregate cost of the ships under construction was exposed to fluctuations in the Euro exchange rate. Our foreign currency forward contract agreements are accounted for as cash flow or net investment hedges depending on the designation of the related hedge.
On a regular basis, we enter into foreign currency forward contracts and, from time to time, we utilize cross-currency swap agreements and collar options to minimize the volatility resulting from the remeasurement of net monetary assets and liabilities denominated in a currency other than our functional currency or the functional

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

currencies of our foreign subsidiaries. During the year ended December 31, 2019, we maintained an average of approximately $689.7 million of these foreign currency forward contracts. These instruments are not designated as hedging instruments. For the years ended December 31, 2019, 2018 and 2017, changes in the fair value of the foreign currency forward contracts resulted in gains (losses) of $1.4 million, $(62.4) million and $62.0 million, respectively, which offset gains (losses) arising from the remeasurement of monetary assets and liabilities denominated in foreign currencies in those same years of $0.4 million, $57.6 million and $(75.6) million, respectively. These amounts were recognized in earnings within Other income (expense) in our consolidated statements of comprehensive income (loss).
We consider our investments in our foreign operations to be denominated in relatively stable currencies and of a long-term nature. As of December 31, 2019, we maintained foreign currency forward contracts and designated them as hedges of a portion of our net investments primarily in TUI Cruises of €173.0 million, or approximately $194.2 million based on the exchange rate at December 31, 2019. These forward currency contracts mature in October 2021.
The notional amount of outstanding foreign exchange contracts, excluding the forward contracts entered into to minimize remeasurement volatility, as of December 31, 2019 and 2018 was $2.9 billion and $3.7 billion, respectively.
Non-Derivative Instruments
We also address the exposure of our investments in foreign operations by denominating a portion of our debt in our subsidiaries' and investments' functional currencies and designating it as a hedge of these subsidiaries and investments. We had designated debt as a hedge of our net investments primarily in TUI Cruises of €319.0 million, or approximately $358.1 million, as of December 31, 2019. As of December 31, 2018, we had designated debt as a hedge of our net investments primarily in TUI Cruises of €280.0 million, or approximately $320.2 million.
Fuel Price Risk
Our exposure to market risk for changes in fuel prices relates primarily to the consumption of fuel on our ships. We use fuel swap agreements to mitigate the financial impact of fluctuations in fuel prices.
Our fuel swap agreements are generally accounted for as cash flow hedges. At December 31, 2019, we have hedged the variability in future cash flows for certain forecasted fuel transactions occurring through 2023. As of December 31, 2019 and 2018, we had the following outstanding fuel swap agreements as hedges of our fuel exposure:

	Fuel Swap Agreements
	As of December 31, 2019	As of December 31, 2018
	(metric tons)
2019	—	856,800
2020	830,500	830,500
2021	488,900	488,900
2022	322,900	322,900
2023	82,400	—

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Fuel Swap Agreements
	As of December 31, 2019	As of December 31, 2018
	(% hedged)
Projected fuel purchases for year:
2019	—	58%
2020	54%	54%
2021	30%	28%
2022	19%	19%
2023	5%	—
At December 31, 2019 there was no material estimated unrealized net loss associated with our cash flow hedges pertaining to fuel swap agreements to be reclassified to earnings from Accumulated other comprehensive loss within the next twelve months when compared to $26.8 million at December 31, 2018. Reclassification is expected to occur as the result of fuel consumption associated with our hedged forecasted fuel purchases.
The fair value and line item caption of derivative instruments recorded within our consolidated balance sheets were as follows (in thousands):

	Fair Value of Derivative Instruments
	Asset Derivatives			Liability Derivatives
	Balance Sheet Location	As of December 31, 2019	As of December 31, 2018	Balance Sheet Location	As of December 31, 2019	As of December 31, 2018
		Fair Value	Fair Value		Fair Value	Fair Value
Derivatives designated as hedging instruments under ASC 815-20(1)
Interest rate swaps	Other assets	$11	$23,518	Other long-term liabilities	$64,168	$40,467
Foreign currency forward contracts	Derivative financial instruments	—	4,044	Derivative financial instruments	75,260	39,665
Foreign currency forward contracts	Other assets	9,380	10,844	Other long-term liabilities	64,711	16,854
Fuel swaps	Derivative financial instruments	16,922	10,966	Derivative financial instruments	16,901	37,627
Fuel swaps	Other assets	8,677	9,204	Other long-term liabilities	33,965	65,182
Total derivatives designated as hedging instruments under ASC 815-20		34,990	58,576		255,005	199,795
Derivatives not designated as hedging instruments under ASC 815-20
Foreign currency forward contracts	Derivative financial Instruments	3,186	1,751	Derivative financial instruments	2,419	808
Foreign currency forward contracts	Other assets	—	1,579	Other long-term liabilities	—	833
Fuel swaps	Derivative financial instruments	1,643	2,804	Derivative financial instruments	295	376
Fuel swaps	Other assets	175	587	Other long-term liabilities	9	—
Total derivatives not designated as hedging instruments under ASC 815-20		5,004	6,721		2,723	2,017
Total derivatives		$39,994	$65,297		$257,728	$201,812
___________________________________________________________________
(1)Accounting Standard Codification 815-20 "Derivatives and Hedging."

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The location and amount of gain or (loss) recognized in income on fair value and cash flow hedging relationships were as follows (in thousands):

	Year Ended December 31, 2019				Year Ended December 31, 2018
	Fuel Expense	Depreciation and Amortization Expenses	Interest Income (Expense)	Other Income (Expense)	Fuel Expense	Depreciation and Amortization Expenses	Interest Income (Expense)	Other Income (Expense)
Total amounts of income and expense line items presented in the statement of financial performance in which the effects of fair value or cash flow hedges are recorded	$697,962	$1,245,942	$(381,568)	$(24,513)	$710,617	$1,033,697	$(300,872)	$11,107
The effects of fair value and cash flow hedging:
Gain or (loss) on fair value hedging relationships in Subtopic 815-20
Interest contracts
Hedged items	n/a	n/a	$(23,464)	—	n/a	n/a	4,673	$—
Derivatives designated as hedging instruments	n/a	n/a	$16,607	—	n/a	n/a	$(8,854)	$—
Gain or (loss) on cash flow hedging relationships in Subtopic 815-20
Interest contracts
Amount of gain or (loss) reclassified from accumulated other comprehensive loss into income	n/a	n/a	$(4,289)	n/a	n/a	n/a	$(10,931)	n/a
Commodity contracts
Amount of gain or (loss) reclassified from accumulated other comprehensive loss into income	$29,929	n/a	n/a	$(1,292)	$1,366	n/a	n/a	$(1,580)
Foreign exchange contracts
Amount of gain or (loss) reclassified from accumulated other comprehensive loss into income	n/a	$(14,063)	n/a	$(5,080)	n/a	$(12,843)	n/a	$12,855

	Year Ended December 31, 2017
	Fuel Expense	Depreciation and Amortization Expenses	Interest Income (Expense)	Other Income (Expense)
Total amounts of income and expense line items presented in the statement of financial performance in which the effects of fair value or cash flow hedges are recorded	$681,118	$951,194	$(269,881)	$(5,289)
The effects of fair value and cash flow hedging:
Gain or (loss) on fair value hedging relationships in Subtopic 815-20
Interest contracts
Hedged items	n/a	n/a	$—	$6,065
Derivatives designated as hedging instruments	n/a	n/a	$3,007	$(3,139)
Gain or (loss) on cash flow hedging relationships in Subtopic 815-20
Interest contracts
Amount of gain or (loss) reclassified from accumulated other comprehensive loss into income	n/a	n/a	$(31,603)	n/a
Commodity contracts
Amount of gain or (loss) reclassified from accumulated other comprehensive loss into income	$(141,689)	n/a	n/a	$7,382
Foreign exchange contracts
Amount of gain or (loss) reclassified from accumulated other comprehensive loss into income	n/a	$(13,248)	n/a	$(9,472)

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The carrying value and line item caption of non-derivative instruments designated as hedging instruments recorded within our consolidated balance sheets were as follows (in thousands):

		Carrying Value
Non-derivative instrument designated as hedging instrument under ASC 815-20	Balance Sheet Location	As of December 31, 2019	As of December 31, 2018
Foreign currency debt	Current portion of long-term debt	$73,572	$38,168
Foreign currency debt	Long-term debt	284,506	281,984
		$358,078	$320,152
The effect of derivative instruments qualifying and designated as hedging instruments and the related hedged items in fair value hedges on the consolidated statements of comprehensive income (loss) was as follows (in thousands):

	Location of Gain (Loss) Recognized in Income on Derivative and Hedged Item	Amount of Gain (Loss) Recognized in Income on Derivative			Amount of Gain (Loss) Recognized in Income on Hedged Item
Derivatives and related Hedged Items under ASC 815-20 Fair Value Hedging Relationships		Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Interest rate swaps	Interest expense (income), net of interest capitalized	$16,607	$(8,854)	$3,007	$(23,464)	$4,673	$—
Interest rate swaps	Other income (expense)	—	—	(3,139)	—	—	6,065
		$16,607	$(8,854)	$(132)	$(23,464)	$4,673	$6,065
The fair value and line item caption of derivative instruments recorded within our consolidated balance sheets for the cumulative basis adjustment for fair value hedges were as follows (in thousands):

Line Item in the Statement of Financial Position Where the Hedged Item is Included	Carrying Amount of the Hedged Liabilities		Cumulative amount of Fair Value Hedging Adjustment Included in the Carrying Amount of the Hedged Liabilities
	As of December 31, 2019	As of December 31, 2018	As of December 31, 2019	As of December 31, 2018
Current portion of long-term debt and Long-term debt	$715,234	$725,486	$(1,301)	$(24,766)
	$715,234	$725,486	$(1,301)	$(24,766)
The effect of derivative instruments qualifying and designated as cash flow hedging instruments on the consolidated financial statements was as follows (in thousands):

	Amount of Gain (Loss) Recognized in Accumulated Other Comprehensive Income (Loss) on Derivative			Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss into Income	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income
Derivatives under ASC 815-20 Cash Flow Hedging Relationships	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017		Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Interest rate swaps	$(72,732)	$18,578	$(13,312)	Interest expense	$(4,289)	$(10,931)	$(31,603)
Foreign currency forward contracts	(148,881)	(222,645)	276,573	Depreciation and amortization expenses	(14,063)	(12,843)	(10,840)
Foreign currency forward contracts	—	—	—	Other income (expense)	(5,080)	12,855	(9,472)
Foreign currency forward contracts	—	—	—	Other indirect operating expenses	—	—	—
Foreign currency collar options	—	—	—	Depreciation and amortization expenses	—	—	(2,408)
Fuel swaps	—	—	—	Other income (expense)	(1,292)	(1,580)	7,382
Fuel swaps	75,505	(93,927)	118,604	Fuel	29,929	1,366	(141,689)
	$(146,108)	$(297,994)	$381,865		$5,205	$(11,133)	$(188,630)

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The table below represents amounts excluded from the assessment of effectiveness for our net investment hedging instruments for which the difference between changes in fair value and periodic amortization is recorded in accumulated other comprehensive income (loss) (in thousands):

Gain (Loss) Recognized in Income (Net Investment Excluded Components)	Year Ended December 31, 2019
Net inception fair value at January 1, 2019	$(8,359)
Amount of gain recognized in income on derivatives for the year ended December 31, 2019	4,024
Amount of loss remaining to be amortized in accumulated other comprehensive loss as of December 31, 2019	(3,673)
Fair value at December 31, 2019	$(8,008)
The effect of non-derivative instruments qualifying and designated as net investment hedging instruments on the consolidated financial statements was as follows (in thousands):

	Amount of Gain (Loss) Recognized in Other Comprehensive Income (Loss)
Non-derivative instruments under ASC 815-20 Net Investment Hedging Relationships	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Foreign Currency Debt	$6,111	$13,210	$(38,971)
	$6,111	$13,210	$(38,971)
The effect of derivatives not designated as hedging instruments on the consolidated financial statements was as follows (in thousands):

		Amount of Gain (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments under ASC 815-20	Location of Gain (Loss) Recognized in Income on Derivative	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Foreign currency forward contracts	Other income (expense)	$1,356	$(62,423)	$61,952
Fuel swaps	Fuel	(37)	1,161	—
Fuel swaps	Other income (expense)	112	114	(1,133)
		$1,431	$(61,148)	$60,819
Credit Related Contingent Features
Our current interest rate derivative instruments may require us to post collateral if our Standard & Poor's and Moody's credit ratings are below specified levels. Generally, if on the fifth anniversary of executing a derivative instrument or on any succeeding fifth-year anniversary our credit ratings for our senior unsecured debt were to be rated below BBB- by Standard & Poor's and Baa3 by Moody's, then the counterparty may periodically demand that we post collateral in an amount equal to the difference between (i) the net market value of all derivative transactions with such counterparty that have reached their fifth year anniversary, to the extent negative, and (ii) the applicable minimum call amount.
The amount of collateral required to be posted following such event will change as, and to the extent, our net liability position increases or decreases by more than the applicable minimum call amount. If our credit rating for our senior unsecured debt is subsequently equal to, or above BBB- by Standard & Poor's or Baa3 by Moody's, then any collateral posted at such time will be released to us and we will no longer be required to post collateral unless we meet the collateral trigger requirement, generally, at the next fifth-year anniversary. At December 31, 2019, five of our interest rate derivative instruments had reached their fifth anniversary; however, our senior unsecured debt credit rating was Baa2 by Moody's and BBB- by Standard & Poor's and, accordingly, we were not required to post any collateral as of such date.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Commitments and Contingencies
Ship Purchase Obligations
Our future capital commitments consist primarily of new ship orders. As of December 31, 2019, we had one Quantum-class ship, two Oasis-class ships and three ships of a new generation, known as our Icon-class, on order for our Royal Caribbean International brand with an aggregate capacity of approximately 32,400 berths. As of December 31, 2019, we had three Edge-class ships on order for our Celebrity brand with an aggregate capacity of approximately 9,400 berths. Additionally as of December 31, 2019, we had five ships on order with an aggregate capacity of approximately 2,400 berths for our Silversea Cruises brand. The following provides further information on recent developments with respect to our ship orders.
During 2017, we entered into credit agreements for the unsecured financing of the two Icon-class ships for up to 80% of each ship’s contract price. For each ship, the official Finnish export credit agency, Finnvera plc, has agreed to guarantee 100% of a substantial majority of the financing to the lenders, with a smaller portion of the financing to be 95% guaranteed by Euler Hermes, the official German export credit agency. The maximum loan amount under each facility is not to exceed €1.4 billion, or approximately $1.6 billion, based on the exchange rate at December 31, 2019. Interest on approximately 75% of each loan will accrue at a fixed rate of 3.56% and 3.76% for the first and the second Icon-class ships, respectively, and the balance will accrue interest at a floating rate ranging from LIBOR plus 1.10% to 1.15% and LIBOR plus 1.15% to 1.20% for the first and the second Icon-class ships, respectively. Each loan will amortize semi-annually and will mature 12 years following delivery of each ship. The first and second Icon-class ships will each have a capacity of approximately 5,600 berths and are expected to enter service in the second quarters of 2022 and 2024, respectively.
During 2017, we entered into credit agreements for the unsecured financing of the third and fourth Edge-class ships and the fifth Oasis-class ship for up to 80% of each ship’s contract price through facilities to be guaranteed 100% by Bpifrance Assurance Export, the official export credit agency of France. Under these financing arrangements, we have the right, but not the obligation, to satisfy the obligations to be incurred upon delivery and acceptance of each ship under the shipbuilding contract by assuming, at delivery and acceptance, the debt indirectly incurred by the shipbuilder during the construction of each ship. The maximum loan amount under each facility is not to exceed €684.2 million in the case of the third Edge-class ship and the United States dollar equivalent of €714.6 million and €1.1 billion in the case of the fourth Edge-class ship and fifth Oasis-class ship, or approximately $802.1 million and $1.2 billion, respectively, based on the exchange rate at December 31, 2019. The loans will amortize semi-annually and will mature 12 years following delivery of each ship. Interest on the loans will accrue at a fixed rate of 1.28% for the third Edge-class ship and at a fixed rate of 3.18% for both, the fourth Edge-class ship and the fifth Oasis-class ship. The third and fourth Edge-class ships, each of which will have a capacity of approximately 3,250, are expected to enter service in the fourth quarters of 2021 and 2022, respectively. The fifth Oasis-class ship will have a capacity of approximately 5,700 berths and is expected to enter service in the second quarter of 2021.
During 2016, we entered into credit agreements for the unsecured financing of our first two Edge-class ships for up to 80% of each ship’s contract price through facilities to be guaranteed 100% by Bpifrance Assurance Export, the official export credit agency of France. Celebrity Edge, the first Edge-class ship for our Celebrity Cruises brand, entered service in December 2018. For further information on the financing agreement for this ship, refer to Note 9. Debt. The second Edge-class ship will have a capacity of approximately 2,900 berths and is expected to enter service in the first quarter of 2020. Under the financing arrangement for the second Edge-class ship, we have the right, but not the obligation, to satisfy the obligations to be incurred upon delivery and acceptance of the vessel under the shipbuilding contract by assuming, at delivery and acceptance, the debt indirectly incurred by the shipbuilder during the construction of the ship. The maximum loan amount under the facility for the second Edge-class ship delivery is not to exceed the United States dollar equivalent of €627.1 million, or approximately $704.0 million, respectively, based on the exchange rate at December 31, 2019. The loan will amortize semi-annually and will mature 12 years following delivery of the ship. Interest on the loan will accrue at a fixed rate of 3.23%.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During 2015, we entered into a credit agreement for the unsecured financing of the fifth Quantum-class ship for up to 80% of the ship’s contract price, through a facility to be guaranteed 95% by Euler Hermes, official export credit agency of Germany. Hermes has agreed to guarantee to the lender payment of 95% of the financing. The ship will have a capacity of approximately 4,200 berths and is expected to enter service in the fourth quarter of 2020. This credit agreement makes available to us an unsecured term loan in an amount up to the United States dollar equivalent of €777.5 million, or approximately $872.7 million, based on the exchange rate at December 31, 2019. The loan will amortize semi-annually and will mature 12 years following delivery of the ship. At our election, prior to delivery of the ship, interest on the loans will accrue either (1) at a fixed rate of 3.45% (inclusive of the applicable margin) or (2) at a floating rate equal to LIBOR plus 0.95%.
Our future capital commitments consist primarily of new ship orders. As of December 31, 2019, our Global Brands have the following ships on order:

Ship	Shipyard	Expected to Enter Service	Approximate Berths
Royal Caribbean International —
Oasis-class:
Wonder of the Seas	Chantiers de l’Atlantique	2nd Quarter 2021	5,700
Unnamed	Chantiers de l’Atlantique	4th Quarter 2023	5,700
Quantum-class:
Odyssey of the Seas	Meyer Werft	4th Quarter 2020	4,200
Icon-class:
Unnamed	Meyer Turku Oy	2nd Quarter 2022	5,600
Unnamed	Meyer Turku Oy	2nd Quarter 2024	5,600
Unnamed	Meyer Turku Oy	2nd Quarter 2025	5,600
Celebrity Cruises —
Edge-class:
Celebrity Apex	Chantiers de l’Atlantique	2nd Quarter 2020	2,900
Celebrity Beyond	Chantiers de l’Atlantique	4th Quarter 2021	3,250
Unnamed	Chantiers de l’Atlantique	4th Quarter 2022	3,250
Silversea Cruises — (1)
Silver Origin	De Hoop	3rd Quarter 2020	100
Muse-class:
Silver Moon	Fincantieri	3rd Quarter 2020	550
Silver Dawn	Fincantieri	3rd Quarter 2021	550
Evolution-class:
Unnamed	Meyer Werft	1st Quarter 2022	600
Unnamed	Meyer Werft	1st Quarter 2023	600
TUI Cruises (50% joint venture) —
Mein Schiff 7	Meyer Turku Oy	2nd Quarter 2023	2,900
Unnamed	Fincantieri	3rd Quarter 2024	4,100
Unnamed	Fincantieri	1st Quarter 2026	4,100

Total Berths			55,300

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) The revenue impact from Silversea Cruises' new ships will be recognized on a three month reporting lag from the "Expected to Enter Service" dates above. Refer to Note 1. General to our consolidated financial statements under Item 8. Financial Statements and Supplementary Data for further information.
In June 2019, Silversea Cruises entered into a $300 million unsecured term loan facility for the financing of Silver Moon to pay a portion of the ship's contract price through a facility guaranteed by us. We expect to draw upon this loan when we take delivery of the ship. The loan will be due and payable at maturity in June 2028. Interest on the loan will accrue at LIBOR plus 1.50%.
In September 2019, Silversea Cruises entered into two credit agreements, guaranteed by us, for the unsecured financing of the first and second Evolution-class ships for an amount of up to 80% of each ship's contract price through facilities to be guaranteed 95% by Euler Hermes, the official export credit agency of Germany. The maximum loan amount under each facility is not to exceed the United States dollar equivalent of €351.6 million in the case of the first Evolution-class ship and €359.0 million in the case of the second Evolution-class ship, or approximately $394.7 million and $403.0 million, respectively, based on the exchange rate at December 31, 2019. Each loan, once funded, will amortize semi-annually and will mature 12 years following the delivery of each ship.  At our election, interest on each loan will accrue either (1) at a fixed rate of 4.14% and 4.18%, respectively (inclusive of the applicable margin) or (2) at a floating rate equal to LIBOR plus 0.79% and 0.83%, respectively. The first and second Evolution-class ships will each have a capacity of approximately 600 berths and are scheduled for delivery in the first quarters of 2022 and 2023, respectively.

In December 2019, we entered into a credit agreement for the unsecured financing of the sixth Oasis-class ship for up to 80% of the ship’s contract price through a facility to be guaranteed 100% by Bpifrance Assurance Export, the official export credit agency of France. Under the financing arrangement, we have the right, but not the obligation, to satisfy the obligations to be incurred upon delivery and acceptance of the ship under the shipbuilding contract by assuming, at delivery and acceptance, the debt indirectly incurred by the shipbuilder during the construction of the ship. The maximum loan amount under the facility is not to exceed the United States dollar equivalent of €1.3 billion, or approximately $1.5 billion based on the exchange rate at December 31, 2019. The loan will amortize semi-annually and will mature 12 years following delivery of the ship. Interest on the loan will accrue at a fixed rate of 3.00% (inclusive of margin). The sixth Oasis-class ship will have a capacity of approximately 5,700 berths and is scheduled for delivery in the fall of 2023.

In December 2019, we entered into a credit agreement for the unsecured financing of the third Icon-class ship for up to 80% of the ship’s contract price. Finnvera plc, the official export credit agency of Finland, has agreed to guarantee 95% of the substantial majority of the financing, with a smaller portion of the financing to be 95% guaranteed by Euler Hermes, the official German export credit agency. The maximum loan amount under the facility is not to exceed the United States dollar equivalent of €1.4 billion, or approximately $1.6 billion based on the exchange rate at December 31, 2019. The loan, once funded, will amortize semi-annually and will mature 12 years following the delivery of the ship. Approximately 60% of the loan will accrue interest at a fixed rate of 3.29%. The balance of the loan will accrue interest at a floating rate of LIBOR plus 0.85%. The third Icon-class ship will have a capacity of approximately 5,600 berths and is scheduled for delivery in the second quarter of 2025.
As of December 31, 2019, the aggregate cost of our ships on order, not including any ships on order by our Partner Brands and the Silversea Cruises ships that remain contingent upon final documentation and financing, was approximately $14.8 billion, of which we had deposited $881.5 million as of such date. Approximately 65.9% of the aggregate cost was exposed to fluctuations in the Euro exchange rate at December 31, 2019. Refer to Note 18. Fair Value Measurements and Derivative Instruments for further information.
In addition, as of December 31, 2019, we have an agreement in place with Chantiers de l’Atlantique to build an additional Edge-class ship for delivery in the 4th quarter of 2024, which is contingent upon completion of conditions precedent and financing.
Litigation
On August 27, 2019, two lawsuits were filed against Royal Caribbean Cruises Ltd. in the U.S. District Court for the Southern District of Florida under Title III of the Cuban Liberty and Democratic Solidarity Act, also known

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

as the Helms-Burton Act. The complaint filed by Havana Docks Corporation alleges it holds an interest in the Havana Cruise Port Terminal and the complaint filed by Javier Garcia-Bengochea alleges that he holds an interest in the Port of Santiago, Cuba, both of which were expropriated by the Cuban Government. The complaints further allege that Royal Caribbean Cruises Ltd. trafficked in those properties by embarking and disembarking passengers at these facilities. The plaintiffs seek all available statutory remedies, including the value of the expropriated property, plus interest, treble damages, attorneys’ fees and costs. Royal Caribbean Cruises Ltd. filed its answer to each complaint on October 4, 2019. We believe we have meritorious defenses to the claims, and we intend to vigorously defend ourselves against them. We believe that it is unlikely that the outcome of these matters will have a material adverse impact to our financial condition, results of operations or cash flows. However, the outcome of litigation is inherently unpredictable and subject to significant uncertainties, and there can be no assurances that the final outcome of this case will not be material.
We are routinely involved in other claims typical within the travel and tourism industry. The majority of these claims are covered by insurance. We believe the outcome of such claims, net of expected insurance recoveries, will not have a material adverse impact on our financial condition or results of operations and cash flows.
Other
Some of the contracts that we enter into include indemnification provisions that obligate us to make payments to the counterparty if certain events occur. These contingencies generally relate to changes in taxes, increased lender capital costs and other similar costs. The indemnification clauses are often standard contractual terms and are entered into in the normal course of business. There are no stated or notional amounts included in the indemnification clauses and we are not able to estimate the maximum potential amount of future payments, if any, under these indemnification clauses. We have not been required to make any payments under such indemnification clauses in the past and, under current circumstances, we do not believe an indemnification in any material amount is probable.
If any person acquires ownership of more than 50% of our common stock or, subject to certain exceptions, during any 24-month period, a majority of our board of directors is no longer comprised of individuals who were members of our board of directors on the first day of such period, we may be obligated to prepay indebtedness outstanding under our credit facilities, which we may be unable to replace on similar terms. Our public debt securities also contain change of control provisions that would be triggered by a third-party acquisition of greater than 50% of our common stock coupled with a ratings downgrade. If this were to occur, it would have an adverse impact on our liquidity and operations.
At December 31, 2019, we have future commitments to pay for our usage of certain port facilities, marine consumables, services and maintenance contracts as follows (in thousands):

Year
2020	$202,879
2021	137,840
2022	57,096
2023	14,596
2024	8,760
Thereafter	34,233
$455,404

Note 20. Restructuring Charges
For the year ended December 31, 2019, we incurred restructuring charges of $12.0 million in connection with our international sales and marketing strategy. For the year ended December 31, 2018 and 2017, we did not incur restructuring charges.
Centralization of Global Sales and Marketing Structure

During the year ended December 31, 2019, we implemented a strategy related to the restructuring and centralization of our international sales and marketing structure. Activities related to this strategy focused on moving from a multi-brand sales model to a brand dedicated sales model, which resulted in the consolidation of some of our international offices and personnel reorganization among our sales and marketing teams. The personnel reorganization resulted in the recognition of a liability for one-time termination benefits during the twelve months ended December 31, 2019. We also incurred contract termination costs related to the closure of some of our international offices and other related costs consisting of legal and consulting fees to implement this initiative. As a result of these actions, we incurred restructuring exit costs of $12.0 million for the year ended December 31, 2019, which were reported within Marketing, selling and administrative expenses in our consolidated statements of comprehensive income (loss). In 2020, we expect to incur additional immaterial costs as it relates to the restructuring activities of this strategy.
The following table summarizes our restructuring exit costs (in thousands):

	Beginning Balance January 1, 2019	Accruals	Payments	Ending Balance December 31, 2019	Cumulative Charges Incurred
Termination benefits	—	$8,880	$491	$8,389	$8,880
Contract termination costs	—	338	—	338	338
Other related costs	—	2,808	23	2,785	2,808
Total	—	$12,026	$514	$11,512	$12,026

Note 21. Quarterly Selected Financial Data (Unaudited)

	(In thousands, except per share data)
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2019	2018	2019	2018	2019	2018	2019	2018
Total revenues(1)	$2,439,767	$2,027,756	$2,806,631	$2,337,605	$3,186,850	$2,796,187	$2,517,413	$2,332,301
Operating income	$318,831	$274,146	$573,653	$456,895	$890,792	$799,733	$299,425	$364,027
Net Income attributable to Royal Caribbean Cruises Ltd.	$249,681	$218,653	$472,830	$466,295	$883,240	$810,391	$273,136	$315,703
Earnings per share
Basic	$1.19	$1.03	$2.26	$2.20	$4.21	$3.88	$1.31	$1.51
Diluted	$1.19	$1.02	$2.25	$2.19	$4.20	$3.86	$1.30	$1.50
Dividends declared per share	$0.70	$0.60	$0.70	$0.60	$0.78	$0.70	$0.78	$0.70
___________________________________________________________________
(1)Our revenues are seasonal based on the demand for cruises. Demand is strongest for cruises during the Northern Hemisphere's summer months and holidays.

ROYAL CARIBBEAN CRUISES LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Events Subsequent to Original Issuance of Financial Statements
In March 2020, we increased the capacity of our $1.7 billion and $1.2 billion unsecured revolving credit facilities due in 2024 and 2022, by $200 million and $400 million, respectively, utilizing their accordion feature. As of March 31, 2020, our aggregate revolving borrowing capacity was $3.5 billion and was fully drawn upon.
In March 2020, we borrowed $2.2 billion pursuant to a 364-day senior secured term loan agreement. The loan matures 364 days after funding and payment may be extended at our option for an additional 364 days subject to customary conditions, including the payment of a 1.00% extension fee. Our obligation under the loan is guaranteed by our wholly-owned subsidiaries, Celebrity Cruises Holdings Inc., Celebrity Cruises Inc. and certain of our wholly-owned vessel-owning subsidiaries, and is secured by our trademarks and a pledge of 100% of the equity interests of certain of our vessel-owning subsidiaries. Interest accrues at LIBOR plus a margin of 2.25% which increases to 2.50% and 2.75%, 180 days and 365 days, respectively, after funding. We will also be required to pay a duration fee in an amount equal to 0.25% of the aggregate loan principal amount every 60 days. Two of our board members each participated by loaning the Company $100 million as part of our 364-day $2.2 billion senior secured term loan agreement. In May 2020, this secured term loan was increased by an additional $150 million through an accordion feature.
In March 2020, we took delivery of Celebrity Apex. To finance the purchase, we borrowed $722.2 million under a previously committed unsecured term loan which is 100% guaranteed by Bpifrance Assurance Export, the official export credit agency of France. The loan amortizes semi-annually over 12 years and bears interest at a fixed rate of 3.23% per annum.
Through May 12, 2020, we amended certain export-credit backed ship debt facilities to benefit from a 12-month debt amortization and financial covenant holiday ("Debt Holiday"). Under the Debt Holiday, deferred debt amortization of approximately $0.8 billion will be paid over a period of four years after the 12-month deferral period. The Debt Holiday was offered by certain export credit agencies as a result of the current impact to cruise-line borrowers as a result of COVID-19.
Certain of our debt agreements contain covenants that, among other things, require us to maintain a minimum level of shareholder's equity and certain ratios. We were in compliance with our covenants as of March 31, 2020. However, we amended these debt agreements to waive the quarterly testing of our financing covenants for the next four calendar quarters to avoid non-compliance. In addition to the above, as of March 23, 2020, we were not in compliance with one covenant in our Port of Miami Terminal "A" operating lease agreement which we subsequently obtained a waiver for and amended our agreement with the lessor to increase the lien basket in line with our debt facilities.
As part of obtaining these debt compliance waivers, we are now required to maintain a minimum of $300 million in cash and cash equivalents tested on a monthly basis through March 31, 2021, and we are not permitted during the covenant waiver period, subject to limited exceptions, to pay cash dividends or make share repurchases unless we would have been compliant with our fixed charge coverage ratio at such time. In addition, the lenders under such unsecured bank facilities required a number of structural enhancements to such facilities. Under certain of our agreements, the contractual interest rate, facility fee and/or export credit agency fee vary with our debt rating. On March 31, 2020, Moody's downgraded us from Baa2 to Baa3 and on April 2, 2020, Standard & Poor's downgraded us from BBB- to BB. Based on the projected fair value of certain derivative instruments in net liability positions as of the date of this filing, in the event of a downgrade below Baa3 by Moody’s on or prior to September 23, 2020, we will be required to post collateral of approximately $80.4 million.